EXHIBIT 2.1
PURCHASE AND SALE AGREEMENT
BY AND AMONG
THE EQUITYHOLDERS OF USAGENCIES, L.L.C.
SIGNATORY HERETO
AS SELLERS
AND
AFFIRMATIVE INSURANCE HOLDINGS, INC.
AS BUYER
Dated as of October 3, 2006

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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Exhibits:
A — List of Sellers
B — Certain Officers of the Buyer
C — Payments to Sellers
D — Form of Escrow Agreement
E — Applicable Area
F — Lenders
Schedules:
3.1(a) Ownership; Capacity, Etc. of Sellers
3.2 Organization, Qualification and Power
3.4 Noncontravention
3.5 Indebtedness
3.6 Absence of Changes or Events
3.7(b) Statutory Accounting Practices
3.7(d) Securities
3.8 Title to Properties
3.9 Equipment, Etc.
3.11 Affiliated Transactions
3.12 Intellectual Property
3.12(c) Fees Payable Under Intellectual Property Licenses and/or Maintenance Agreements
3.13 Insurance
3.14 Real Property
3.15 Leases
3.16 Material Contracts
3.17 Directors and Officers
3.18 Bank Accounts
3.19(a) Claims Under Policies of Automobile Insurance
3.19(b) Subrogation and Salvage Claims
3.20 Employee Benefit Plans; Labor Relations
3.21 Reinsurance
3.22 Taxes
3.22(b)(iv) 280G Person
3.23(a) Permits
3.23(b) Forms of Insurance Policies and Riders; Forms of Premium Finance Agreements and related Premium Finance Forms
3.23(c) Compliance with Applicable Laws
3.23(e) Deposits
3.24 Environmental Matters
6.5(b) Operation of Business in the Ordinary Course
6.5(b)(ii) Transfer, Sale, Issuance of Units, Membership Interest, Etc.
6.12 Releases
6.11(b) List of Officers and Senior Managers
9.2(a)(iv) Certain Indemnity Items

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PURCHASE AND SALE AGREEMENT
     THIS PURCHASE AND SALE AGREEMENT (the “Agreement”) dated as of the 3rd day of October, 2006 and to become effective in accordance with Section 10.5 (the “Effective Date”), by and among Affirmative Insurance Holdings, Inc., a Delaware corporation (the “Buyer”) and the Persons identified on Exhibit A (collectively, the “Sellers”) that are signatories hereto. The Buyer and the Sellers are hereinafter sometimes referred to collectively as the “Parties” or singly as a “Party”.
     WHEREAS, each of the Sellers owns (i) that number of Units (as defined below), of USAgencies, L.L.C., a Louisiana limited liability company (the “TARGET”), set forth opposite such Seller’s name under the heading “Units Owned” on Exhibit A and (ii) that number of options to acquire Units (“Options”) set forth opposite such Seller’s name under the heading “Options Owned” on Exhibit A; and
     WHEREAS, (i) the Sellers desire to sell to the Buyer, and the Buyer desires to purchase from the Sellers, all of the issued and outstanding membership interests of the TARGET (the “Units”) and (ii) with funds provided by the Buyer, Buyer desires the TARGET to, and the Sellers desire to cause the TARGET to cancel the Options, in each case on the terms and subject to the conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.
ARTICLE 1
DEFINITIONS
     1.1 Definitions. As used in this Agreement, the following terms shall have the definitions set forth below:
     “Accounting Firm” has the meaning set forth in Section 2.2(d).
     “Actual Book Value Adjustment” has the meaning set forth in Section 2.2(d).
     “Actual Closing Book Value” has the meaning set forth in Section 2.2(d).
     “Actual Indebtedness” has the meaning set forth in Section 2.2(d).
     “Actual Transaction Expenses” has the meaning set forth in Section 2.2(d).
     “Additional Non-Compete Consideration” has the meaning set forth in the definition of Transaction Expenses in this Section 1.1.
     “Adjusted Book Value” means, at the applicable date, the Book Value on such date adjusted to disregard the positive or negative effects, net of taxes, of (a) unrealized gains or losses accruing on the investment portfolio after June 30, 2006, (b) any losses or expenses that are the result of a natural catastrophe occurring after the Effective Date, (c) any claim settlement of the business interruption insurance claim currently being negotiated with Hartford Insurance Company recognized after the Effective Date, (d) any prior treaty year ceding commission adjustments paid or payable by GMAC RE Corporation (“GMAC”) and recorded after the Effective Date, (e) any current treaty year ceding commission adjustments resulting from a change in the commission rate that are paid or payable by GMAC and recorded after the Effective Date, and (f) the after tax effect of any Transaction Expenses to the extent such expenses have reduced Book Value prior to the applicable date.
     “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
     “Affiliated Group” has the meaning set forth in Section 3.22.
     “Agreement” means this Purchase and Sale Agreement (including the Exhibits hereto and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section 10.9.
     “Applicable Area” has the meaning set forth in Section 6.11(e).
     “Audited Financial Statements” has the meaning set forth in Section 3.5.
     “Avaya Obligations” means payments for the hardware, software and services related to the purchase and implementation of phone switch and routing system, handsets, call center management systems, call accounting system, call quality and call recording systems, telephony hardware monitoring system, interactive voice response system, including pay-by-phone and related voice-user interface applications, voicemail, Aspect workforce management system, and related applications, as described in purchase agreements with Avaya, Inc. dated June 1, 2005, and as amended through July 2006.
     “Base Purchase Price” has the meaning set forth in Section 2.2(a).
     “Benefit Plan” has the meaning set forth in Section 3.20.
     “Book Value” means at the applicable date an amount equal to all of the assets of TARGET minus all of the liabilities of TARGET as set forth on the consolidated balance sheet of TARGET at such date, prepared in accordance with GAAP consistent with past practices.
     “Book Value Adjustment” equals an amount by which the TARGET Projected Book Value as of the Closing Balance Sheet Date exceeds the Book Value as of the Closing Balance Sheet Date, which shall not be a negative number.
     “Business” means the businesses of TARGET and its Subsidiaries including the non-standard automobile insurance and premium finance business conducted by TARGET and its Subsidiaries.
     “Business Guidelines” has the meaning set forth in Section 3.23(b).
     “Buyer” has the meaning set forth in the preface above.

     “Buyer Indemnitees” has the meaning set forth in Section 9.2(a).
     “Closing” has the meaning set forth in Section 2.3.
     “Closing Balance Sheet” has the meaning set forth in Section 2.2(b).
     “Closing Balance Sheet Date” has the meaning set forth in Section 2.2(b).
     “Closing Date” has the meaning set forth in Section 2.3.
     “Closing Purchase Price” has the meaning set forth Section 2.2(c).
     “Closing Statement” has the meaning set forth in Section 2.2(d).
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Confidentiality Agreement” has the meaning set forth in Section 6.4.
     “Consolidated Balance Sheet” has the meaning set forth in Section 2.2(b).
     “Constructive Knowledge” means, with respect to a Person, the knowledge that such Person should reasonably be deemed to have on the applicable date based on the books, records, files or other documents in the possession of such Person on or prior to such date.
     “Contracts” means any agreement, contract, instrument, commitment, arrangement or understanding, whether oral or written, including all amendments thereto.
     “Deposit” has the meaning set forth in Section 3.23(e).
     “Determination Date” has the meaning set forth in Section 8.1(d).
     “Disclosure Schedule” has the meaning set forth in Article 3.
     “Dispute Notice” has the meaning set forth in Section 2.2(d).
     “Drag-Along” has the meaning set forth in Section 6.13.
     “Effective Date” has the meaning set forth in the preface above.
     “Electronic Data Room” has the meaning set forth in Section 3.23(a).
     “Environmental Law” means any Law enacted and in effect on or prior to the Closing Date relating to the protection of the environment public health or safety, worker health or safety, or the manufacture, use, transport, treatment, storage, disposal, handling, control, clean-up, release or threatened release of noise, radiation, mold, pollutants, contaminants, by products, petroleum products, asbestos, urea formaldehyde insulation, polychlorinated biphenyls or any substance listed, classified or regulated as hazardous or toxic under such Law, order or other requirement of Law.
     “Equipment” has the meaning set forth in Section 3.9.

     “Escrow Account” has the meaning set forth in Section 2.1(d).
     “Escrow Agreement” has the meaning set forth in Section 2.1(d).
     “Escrow Amount” has the meaning set forth in Section 2.1(d).
     “Estimated Book Value Adjustment” has the meaning set forth in Section 2.2(b).
     “Estimated Closing Book Value” has the meaning set forth in Section 2.2(b).
     “Estimated Closing Statement” has the meaning set forth in Section 2.2(b).
     “Estimated Indebtedness” has the meaning set forth in Section 2.2(b).
     “Estimated Transaction Expenses” has the meaning set forth in Section 2.2(b).
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Excluded Debt” has the meaning set forth in Section 2.2(b).
     “Excluded Persons” has the meaning set forth in Section 6.11(a).
     “Existing Reinsurance Agreements” has the meaning set forth in Section 3.21.
     “Financial Statements” has the meaning set forth in Section 3.5.
     “Final Closing Balance Sheet” has the meaning set forth in Section 2.2(d).
     “Final Purchase Price” has the meaning set forth in Section 2.2(e)(ii).
     “Forms” has the meaning set forth in Section 3.23(b).
     “Fundamental Representations” has the meaning set forth in Section 9.1.
     “GAAP” means United States generally accepted accounting principles as in effect from time to time, and, with respect to Interim Financial Statements, subject to year end and other consolidating adjustments (which will not be material individually or in the aggregate to members’ equity or net income) and to Reclassifications and Changes.
     “Governmental Entity” means any government or subdivision thereof, whether domestic or foreign, or any administrative, governmental, quasi-governmental or regulatory authority, agency, department, division, commission, court, tribunal or body, whether domestic, foreign or multinational.
     “Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Hazardous Substance” means any material defined as a toxic or hazardous substance pursuant to 42 U.S.C. § 9601(14).

     “Indebtedness” means, without duplication, the sum of (a) the principal amount of any indebtedness of the TARGET and its Subsidiaries for borrowed money outstanding as of immediately prior to the Closing, together with all prepayment premiums or penalties and other amounts becoming due as a result of the Transactions, (b) all payment obligations of the TARGET and its Subsidiaries for the deferred purchase price for purchases of property outside the Ordinary Course of Business arising in connection with transactions occurring prior to the Closing which are not evidenced by trade payables, (c) leases in existence immediately prior to the Closing to which the TARGET or any Subsidiary is a party which are capital leases as of the Closing, as determined in accordance with GAAP, (d) any off-balance sheet financing of the TARGET and its Subsidiaries in existence immediately prior to the Closing, (e) any payment obligations of the TARGET and its Subsidiaries in respect of banker’s acceptances or letters of credit in existence immediately prior to the Closing which are not evidenced by trade payables, (f) any liability of the TARGET and its Subsidiaries with respect to interest rate swaps, collars, caps and similar hedging obligations in existence immediately prior to the Closing, (g) any indebtedness of the type referred to in clauses (a) through (f) above of any Person other than the TARGET and its Subsidiaries in existence immediately prior to the Closing which is either guaranteed by, or secured by a security interest upon any property owned by, the TARGET or any of its Subsidiaries, and (h) any unpaid interest, prepayment premiums or penalties accrued or owing on any such indebtedness of the TARGET and its Subsidiaries; provided that “Indebtedness” shall not include the Avaya Obligations.
     “Indemnified Party” means, in the case of an indemnification claim pursuant to Section 9.2(a), the Buyer Indemnitees, and in the case of an indemnification claim pursuant to Section 9.2(b), the Sellers Indemnitees and their estates, heirs, personal representatives and successors.
     “Indemnified Party Tax Increase” has the meaning set forth in Section 6.10(g).
     “Indemnifying Party” means, in the case of an indemnification claim pursuant to Section 9.2(a), the Sellers (severally, not jointly), and in the case of an indemnification claim pursuant to Section 9.2(b), the Buyer.
     “Indemnity Cap” has the meaning set forth in Section 9.4.2.
     “Indemnity Threshold” has the meaning set forth in Section 9.4.1.
     “Insurance Departments” means the Commissioner of Insurance of the State of Louisiana, the Department of Insurance of the State of New York, and the departments of insurance of the states in which TARGET’s Subsidiaries are domiciled or where the conduct of their Business requires the approval by such departments of the Transactions.
     “Insurance Subsidiary” means a Subsidiary of TARGET which is licensed as an insurance company.
     “Intellectual Property” has the meaning set forth in Section 3.12(a).
     “Interim Financial Statements” has the meaning set forth in Section 3.5.
     “Investment Policies” has the meaning set forth in Section 3.23(b).

     “Item of Dispute” has the meaning set forth in Section 2.2(d).
     “Knowledge of Buyer” means the actual and Constructive Knowledge of the officers of the Buyer listed on Exhibit B.
     “Knowledge of Sellers” means the actual knowledge and Constructive Knowledge of each of the Persons listed on Exhibit A.
     “Law” shall mean any statute, law, ordinance, rule, or regulation of any Governmental Entity.
     “Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any real property, or other interests in real property held by the TARGET or any of its Subsidiaries.
     “Leases” has the meaning set forth in Section 3.15.
     “Liens” means mortgages, deeds of trust, pledges, liens, encumbrances, charges, hypothecations, restrictions, preferences, priorities, easements, covenants, encroachments, or security interests.
     “Loss” or “Losses” has the meaning set forth in Section 9.2(a).
     “MAE Book Value” means (a) $88.8 million as of October 31, 2006, (b) $90.1 million as of November 30, 2006, (c) $91.5 million as of December 31, 2006, (d) $92.9 million as of January 31, 2007, and (e) $94.3 million as of February 28, 2007.
     “Marsh Litigation” means Nickey L. Marsh v. US Agencies Casualty Insurance Co. matter filed October 24, 2003 and any litigation, arbitration, negotiations, settlements, and/or disputes related thereto.
     “Material Adverse Effect” means any effect, change, development, state of facts, or circumstance that individually or taken as a whole with all other such effects, changes, developments, states of fact, or circumstances has or is reasonably expected to have a material adverse effect on (a) the business, assets, liabilities, financial condition or results of operations of the TARGET and its Subsidiaries taken as a whole or (b) the ability of the Buyer to operate the TARGET and its Subsidiaries or conduct the Business immediately after the Closing in substantially the same manner as such operations were being conducted by TARGET and its Subsidiaries prior to the Closing (disregarding for purposes of this clause (b) any specific effect, change, development, state of facts, or circumstance existing or occurring prior to the Closing Date that is solely attributable to or solely impacts the Buyer or its Affiliates and is not connected in any way to the operation of the TARGET and its Subsidiaries or the conduct of the Business prior to the Closing), which shall include, without limitation, any effect, change, development, state of facts, or circumstance that has resulted in the Adjusted Book Value falling below the MAE Book Value as of the applicable date for such MAE Book Value or is reasonably expected to result in a 10% reduction in the projected consolidated revenues of the TARGET and its Subsidiaries for fiscal year 2007 of $104.7 million; provided that any such effect, change, development, state of facts or circumstances described above attributable to or resulting from any action or omission of TARGET or any of its Subsidiaries taken with the express prior written consent of the Buyer shall not be considered for purposes of determining whether a Material Adverse Effect exists.
     “Material Contracts” has the meaning set forth in Section 3.16(a).
     “Mr. Ernst” means Norman F. Ernst.
     “OFI” means the Office of Financial Institutions of the State of Louisiana.
     “Operating Agreement” means that certain Operating Agreement of TARGET, L.L.C., effective as of January 1, 2002, as amended, including the First, Second, Third, Fourth and Fifth Amendments to the Operating Agreement.
     “Option Exercise Amount” means the aggregate exercise price of all Options outstanding immediately prior to their cancellation pursuant to Section 2.4(b).
     “Optionholder” means a holder of one or more Options.
     “Options” has the meaning set forth in the first WHEREAS clause above.
     “Option Plan” means TARGET’S Executive Stock Option Plan effective September 1, 1998, as may be amended, supplemented and/or restated from time to time.
     “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) or with the business plan as of the date hereof, as the case may be, of TARGET and its Subsidiaries.
     “Party” has the meaning set forth in the preface above.
     “Payoff Letter” has the meaning set forth in Section 7.1(g).
     “Permits” has the meaning set forth in Section 3.23(a).
     “Permitted Liens” means (a) Liens for taxes, assessments or other governmental charges or levies not yet due or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP consistently applied, (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other such liens imposed by law and created in the Ordinary Course of Business for amounts not past due, (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the Ordinary Course of Business in connection with worker’s compensation, unemployment insurance or other types of social security, (d) minor defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances not materially detracting from the value and use of the Real Property or interfering with the ordinary conduct of the Business, and (v) Liens not described in items (a) through (d) above that are listed on Schedule 3.8 and arise out of liabilities reflected on the Financial Statements.
     “Person” means an individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or Governmental Entity.

     “Pre-Closing Covenants” has the meaning set forth in Section 9.1.
     “Prior Period” has the meaning set forth in Section 6.10(b).
     “Prohibited Business” has the meaning set forth in Section 6.11(a).
     “Pro Rata Share” means, with respect to any Unitholder or Optionholder, the quotient obtained by dividing (i) the aggregate number of outstanding Units held by such Unitholder or Optionholder assuming the exercise of all outstanding Options held by such Unitholder or Optionholder by (ii) the aggregate number of outstanding Units assuming the exercise of all outstanding Options, as set forth on Exhibit A. For purposes of Section 2.4(a), a Unitholder’s Pro Rata Share will be calculated assuming that such Unitholder does not own any Options. For purposes of Section 2.4(b), an Optionholder’s Pro Rata Share will be calculated assuming that such Optionholder does not own any Units (other than those issuable upon exercise of Options held by such Optionholder).
     “Real Property” means any real property owned by TARGET or its Subsidiaries and the Leased Real Property.
     “Reclassifications and Changes” means the following reclassifications and changes in presentation to be consistent with the past practice of the TARGET and its Subsidiaries: (a) the reclassification of catastrophe and contingent ceded commission from selling, general and administrative expenses (“SG&A”) to premiums ceded, (b) the reclassification of ceding commission as an allocated reduction to loss adjustment expense and SG&A, (c) the reclassification of depreciation and amortization as a separate item from SG&A, (d) the reclassification of reinsurance payable as an offset to reinsurance recoverables and receivables, and (e) the reclassification of LIFCO, L.L.C., deferred origination fees as an offset to premium finance contracts receivable.
     “Related Document” means the Escrow Agreement.
     “Restricted Period” has the meaning set forth in Section 6.11(a).
     “SAP” has the meaning set forth in Section 3.7(b).
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Sellers” has the meaning set forth in the preface above.
     “Sellers Indemnitees” has the meaning set forth in Section 9.2(b).
     “Seller’s Purchase Price Indemnity Cap” has the meaning set forth in Section 9.2(c).
     “Sellers’ Committee” has the meaning set forth in Article 11.

     “Software” means all material computer software used by TARGET or its Subsidiaries in the conduct of the Business.
     “Statutory Statements” has the meaning set forth in Section 3.7.
     “Straddle Period” has the meaning set forth in Section 6.10(a).
     “Subsidiary” means any corporation, partnership, limited liability company or other business entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the ownership interests therein or has the power to vote or direct the voting of sufficient securities thereof to elect a majority of its directors or other persons performing similar functions.
     “TARGET” has the meaning set forth in the preface above.
     “TARGET Projected Book Value” means (a) $92.5 million if the Closing Balance Sheet Date is October 31, 2006, (b) $95.0 million if the Closing Balance Sheet Date is November 30, 2006, (c) $97.5 million if the Closing Balance Sheet Date is December 31, 2006, (d) $100 million if the Closing Balance Sheet Date is January 31, 2007, and (e) $102.5 million if the Closing Balance Sheet Date is February 28, 2007.
     “Tax Claim” has the meaning set forth in Section 6.10(f).
     “Tax Dispute Notice” has the meaning set forth in Section 6.10(a).
     “Taxes” has the meaning set forth in Section 3.22(a).
     “Tax Indemnified Party” has the meaning set forth in Section 6.10(f).
     “Tax Indemnifying Party” has the meaning set forth in Section 6.10(f).
     “Tax Losses” has the meaning set forth in Section 6.10(c).
     “Tax Returns” has the meaning set forth in Section 3.22(a).
     “Third Party Claim” has the meaning set forth in Section 9.3.
     “Trademarks” has the meaning set forth in Section 3.12(a).
     “Transactions” means the transactions contemplated by this Agreement and the Related Document.
     “Transaction Expenses” means the following: (a) to the extent not paid prior to or on the Closing Balance Sheet Date or not reflected as a payable or other liability on the Closing Balance Sheet or Final Closing Balance Sheet, as the case may be, (i) all of the costs, fees and expenses incurred by (A) the Sellers to the extent TARGET or any of its Subsidiaries is responsible for the payment thereof or (B) the TARGET and its Subsidiaries prior to the Closing, in each case, in connection with the investigating, pursuing and completing the Transactions and (ii) all of the payments related to the items set forth on the “Transaction Expenses Schedule” attached hereto, (b) all fees payable to Cochran Caronia Waller LLC upon the consummation of the Transactions, and (c) $400,000 in respect of non-compete payments to be made to Mr. Ernst upon the consummation of the Transactions at the Closing (“Additional Non-Compete Consideration”). It is understood, that the items in clauses (b) and (c) in this definition of Transaction Expenses shall not be included in the Closing Balance Sheet and Final Closing Balance Sheet.
     “Transfer Taxes” has the meaning set forth in Section 8.3(b).
     “Underwriting Practices” has the meaning set forth in Section 3.23(b).
     “Unitholder” means a holder of Units.
     “Units” has the meaning set forth in the second WHEREAS clause above, and includes the restricted Units identified on Exhibit A.
     1.2 Use of Words and Phrases. “Herein”, “hereby”, “hereunder”, “hereof”, “hereinabove”, “hereinafter” and other equivalent words refer to this Agreement as a whole and not solely to the particular Section of this Agreement in which any such word is used. The definitions set forth in Section 1.1 hereof include both the singular and the plural. Whenever used in this Agreement, any pronoun shall be deemed to include both singular and plural and to cover all genders. All references to dollars in this Agreement shall mean U.S. dollars.
ARTICLE 2
PURCHASE AND SALE
     2.1 Purchase and Sale of the Units and Closing Transactions.
          (a) In accordance with, and subject to, the provisions of this Agreement, at the Closing the Buyer shall purchase from each Seller, and each Seller shall transfer, convey, assign, and deliver to Buyer, all of such Seller’s right, title and interest in and to the Units owned by such Seller as set forth on Exhibit A free and clear of all Liens, warrants, options, calls, commitments, proxies and voting agreements and with no restriction on the voting rights, if any, and other incidents of record and beneficial ownership pertaining thereto. Upon the issuance to Sellers of any Units and/or Options between the Effective Date and the Closing Date, the Sellers shall promptly deliver an updated Exhibit A to Buyer, which shall reflect such additional Units and/or Options. The Units purchased pursuant to this Section 2.1(a) shall constitute 100% of the equity interest in the Company as of the Closing Date.
          (b) As consideration for the Units (i) simultaneously with the Closing, Buyer shall make a payment to each Unitholder in immediately available funds equal to the amount as determined pursuant to Section 2.4(a)(ii)(A), (ii) simultaneously with the Closing, Buyer shall make a payment to each Optionholder in immediately available funds equal to the amount as determined pursuant to Section 2.4(b), and (iii) Buyer shall make the additional payments, if any, required by Section 2.2(f).
          (c) Simultaneously with the Closing, Buyer shall repay, or cause to be repaid, on behalf of the TARGET and its Subsidiaries, the then outstanding balance of any

Indebtedness other than the Excluded Debt, by wire transfer of immediately available funds as directed by the holders of such Indebtedness in the Payoff Letters.
          (d) Simultaneously with the Closing, Buyer shall deposit $20,000,000 (the “Escrow Amount”) in an escrow account (the “Escrow Account”) established pursuant to the terms and conditions of an escrow agreement (the “Escrow Agreement”), by and among the Escrow Agent, Buyer and the Sellers’ Committee substantially in the form of Exhibit D attached hereto. The Escrow Amount will be distributed in accordance with the terms of the Escrow Agreement and, until distributed in accordance with the terms of the Escrow Agreement, will be available to pay any amounts owed to Buyer pursuant to the Agreement.
          (e) Simultaneously with the Closing, Buyer shall pay, or cause to be paid, on behalf of the Sellers and the TARGET (as applicable), the Estimated Transaction Expenses by wire transfer of immediately available funds as directed by the Sellers’ Committee.
     2.2 Purchase Price.
          (a) The Base Purchase Price. For purposes of this Agreement, the “Base Purchase Price” shall be equal to $200,000,000.
          (b) The Closing Estimates. At least three (3) business days prior to the Closing Date, the Sellers’ Committee shall (i) deliver to Buyer an estimated consolidated balance sheet of the TARGET and its Subsidiaries (the “Closing Balance Sheet”) as of the last day of the most recent full month ending immediately prior to or on the Closing Date (the “Closing Balance Sheet Date”), and (ii) deliver to Buyer a statement (based on the Closing Balance Sheet for purposes of clauses (C) and (D)) (the “Estimated Closing Statement”) which shall set forth written estimates of: (A) Indebtedness as of the opening of business on the Closing Date (“Estimated Indebtedness”) other than any Indebtedness relating to the $20 million Floating Rate Subordinated Notes due 2035 issued pursuant to the Indenture between TARGET and JPMorgan Chase, as trustee, dated as of March 29, 2005 (the “Excluded Debt”), (B) all Transaction Expenses (the “Estimated Transaction Expenses”), (C) Book Value as of the Closing Balance Sheet Date (the “Estimated Closing Book Value”), and (D) the Book Value Adjustment as of the Closing Balance Sheet Date (the “Estimated Book Value Adjustment”).
          (c) The Closing Purchase Price. For the purposes of this Agreement the “Closing Purchase Price” shall mean an amount equal to the Base Purchase Price, minus (A) the amount of Estimated Indebtedness and minus (B) the Estimated Transaction Expenses and minus (C) the Estimated Book Value Adjustment.
          (d) The Final Closing Balance Sheet and Closing Statement. Promptly, but in any event within 90 days, after the Closing, (i) Buyer shall prepare and deliver to the Sellers’ Committee a draft consolidated balance sheet of the TARGET and its Subsidiaries as of the Closing Balance Sheet Date prepared in accordance with GAAP consistent with TARGET’s past practice (the “Final Closing Balance Sheet”), and (ii) Buyer shall prepare and deliver to the Sellers’ Committee a statement (based on the Final Closing Balance Sheet for purposes of clauses (C) and (D)) (the “Closing Statement”) setting forth (A) the actual Indebtedness as of the opening of business on the Closing Date other than the Excluded Debt (the “Actual Indebtedness”), (B) the actual Transaction Expenses (the “Actual Transaction

Expenses”), (C) the actual Book Value as of the Closing Balance Sheet Date (the “Actual Closing Book Value”), and (D) the actual Book Value Adjustment as of the Closing Balance Sheet Date (the “Actual Book Value Adjustment”). From and after Closing, the Buyer shall provide the Sellers’ Committee and its representatives with reasonable access to all books, records, files, work papers and other documents, personnel, offices and other facilities and properties of the Business necessary to verify the Final Closing Balance Sheet and the Closing Statement. Unless within the forty-five (45) day period following the Buyer’s delivery of the Final Closing Balance Sheet and Closing Statement, the Sellers’ Committee has tendered a written notice to the Buyer (the “Dispute Notice”) to the effect that items contained in the Final Closing Balance Sheet or the Closing Statement have not been prepared in accordance with this Section 2.2, and outlining in reasonable detail the items in dispute and the basis for the Sellers’ Committee’s disagreement (each such item, an “Item of Dispute”), the Closing Statement shall be conclusive and binding upon the Buyer and each of the Sellers. If the Sellers’ Committee delivers a Dispute Notice to the Buyer within such forty-five (45) day period, the Buyer and the Sellers’ Committee shall use reasonable efforts to resolve their differences concerning the Items of Dispute, and if any Item of Dispute is so resolved, the Closing Statement and Final Closing Balance Sheet shall be modified if necessary to reflect such resolution. If any Item of Dispute remains unresolved after fifteen business days from the Buyer’s receipt of the Dispute Notice, either Buyer or the Sellers’ Committee may retain the Dallas office of Deloitte Touche Tohmatsu, or such other firm of independent accountants of national or regional recognition agreed upon by the Buyer and the Sellers’ Committee (the “Accounting Firm”), to resolve such remaining Items of Dispute. The Buyer and the Sellers’ Committee agree to execute, if requested by the Accounting Firm, a reasonable engagement letter in customary form. The Buyer and the Sellers’ Committee shall request that the Accounting Firm render a determination as to each unresolved Item of Dispute (and as to no other matter) within thirty (30) days of its retention, and the Buyer and the Sellers’ Committee shall cooperate fully with the Accounting Firm and promptly provide all documents and information requested by the Accounting Firm so as to enable it to make such determination as quickly and as accurately as practicable. The Accounting Firm’s determination as to each Item of Dispute submitted to it shall be in writing, shall be within the range of the amount contested by the Buyer and the Sellers’ Committee, shall conform with this Section 2.2 and shall be conclusive and binding upon the Buyer and each of the Sellers, shall be deemed a final arbitration award that is binding on each of the Parties hereto, and no Party shall seek further recourse to courts or other tribunals, other than for enforcement thereof. The Closing Statement and Final Closing Balance Sheet shall be modified if necessary to reflect such determination. The Accounting Firm shall allocate its costs and expenses between the Buyer, on the one hand, and the Sellers, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. Any fees and disbursements allocated to the Sellers in accordance with the immediately preceding sentence shall be payable from the Escrow Amount then held and not previously distributed in accordance with the terms of the Escrow Agreement. In acting under this Agreement, the Accounting Firm shall be entitled to the privileges and immunities of arbitrators.
          (e) The Final Purchase Price.
               (i) The Final Purchase Price shall be determined on the following date: (A) if a Dispute Notice is not tendered by the Sellers’ Committee within forty-five (45) days following delivery of the Final Closing Balance Sheet and Closing Statement, the

first business day following the end of such forty-five (45) day period, or (B) if a Dispute Notice is properly tendered by the Sellers’ Committee, the first business day following the final resolution pursuant to Section 2.2(d) of all Items of Dispute specified in such Dispute Notice.
               (ii) The “Final Purchase Price” shall mean an amount equal to the Base Purchase Price, minus (A) the amount of Actual Indebtedness, as set forth in the Closing Statement, minus (B) the amount of Actual Transaction Expenses as set forth in the Closing Statement, minus (C) the Actual Book Value Adjustment.
          (f) The Post-Closing Adjustment Payment.
               (i) Payment by the Buyer. If the Final Purchase Price exceeds the Closing Purchase Price, the Buyer shall, within five (5) business days after the date the Final Purchase Price is determined under Section 2.2, deliver to the Sellers’ Committee a wire transfer of immediately available funds in an aggregate amount equal to the Final Purchase Price minus the Closing Purchase Price. Such payment shall be distributed by the Sellers’ Committee to the Sellers in accordance with their Pro Rata Share of such amount.
               (ii) Payment by the Sellers. If the Closing Purchase Price exceeds the Final Purchase Price, the Buyer and the Sellers’ Committee shall instruct the Escrow Agent to distribute an amount equal to such excess to the Buyer from the Escrow Amount, and/or to the extent the Escrow Amount is insufficient to pay such excess, then the Sellers shall (which obligation shall be several, but not joint), within five (5) business days after the date the Final Purchase Price is determined under Section 2.2, deliver to the Buyer a wire transfer of immediately available funds in an aggregate amount equal to such excess less any amounts paid from the Escrow Amount in respect thereof. Any payments made from the Escrow Amount to Buyer pursuant to this Section 2.2(f)(ii) shall be refunded into the Escrow Account pursuant to the terms and conditions of Section 3(b) of the Escrow Agreement.
          (g) The Excluded Debt shall be excluded from all calculations pursuant to Section 2.2 other than the Estimated Book Value Adjustment and the Actual Book Value Adjustment.
     2.3 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of McDermott Will & Emery LLP, 227 West Monroe Street, Chicago, Illinois 60606, commencing at 9:00 a.m. local time on the fifth (5th) business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other place and date as the Parties may mutually determine (the “Closing Date”).
     2.4 Actions at Closing.
          (a) Subject to the terms and conditions of this Agreement, at the Closing, (i) the Sellers will deliver to the Buyer (A) certificates evidencing all the outstanding Units duly endorsed in blank, or accompanied by stock powers duly executed in blank; (B) a receipt for the Closing Purchase Price less the Escrow Amount; (C) the deliveries listed in Section 7.1, (ii) the Buyer will deliver (A) to each of the Unitholders an amount equal to such

Unitholder’s Pro Rata Share of the sum of (x) the Closing Purchase Price less the Escrow Amount and (y) the Option Exercise Amount, by wire transfer in immediately available funds to one or more bank accounts as directed by the respective Sellers as set forth on Exhibit C; and (B) to the Sellers’ Committee, the deliveries listed in Section 7.2. The amount delivered by the Buyer to the Unitholders holding Restricted Units shall be reduced by withholding Taxes or other amounts required to be withheld by Law, and the Buyer shall deliver all such withheld amounts to the TARGET at the Closing and shall cause the TARGET to make timely payment thereof as required by applicable Laws.
          (b) Subject to the terms and conditions of this Agreement, immediately prior to the Closing, all Options, whether or not then exercisable, shall be (or, if not previously exercisable, shall become) exercisable and such Options shall be cancelled by TARGET at the Closing, and each Optionholder shall be entitled to receive from the Buyer, by wire transfer of immediately available funds to one or more bank accounts designated by the respective Optionholders, in consideration for the cancellation of such Options, an amount equal to the excess, if any, of (i) such Optionholder’s Pro Rata Share of the sum of (x) the Closing Purchase Price less the Escrow Amount and (y) the Option Exercise Amount over (ii) the aggregate exercise price of such Options, reduced by applicable withholding Taxes or other amounts required to be withheld by Law, and the Buyer shall deliver all such withheld amounts to the TARGET at the Closing and shall cause the TARGET to make timely payment thereof as required by applicable Laws, all as set forth on Exhibit C.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLERS
     The Sellers represent and warrant to the Buyer that the statements contained in this Article 3 are correct and complete as of the Effective Date and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the Effective Date through this Article), except as set forth in the Disclosure Schedule identified in this Article 3 (the “Disclosure Schedule”); provided, however, each Seller represents and warrants to the Buyer, solely with respect to such Seller, the matters set forth in Section 3.1. The numbering of the Disclosure Schedule will correspond to the numbered and lettered Sections contained in this Article 3.
     3.1 Ownership; Capacity, Etc. of Sellers.
          (a) Such Seller is the lawful record and beneficial owner of the Units and Options set forth opposite such Seller’s name on Exhibit A and has good title to such Units and Options, free and clear of any Liens (other than the Liens set forth on Schedule 3.1(a) which will be released prior to the Closing), warrants, options, calls, commitments, proxies and voting agreements and with no restriction on the voting rights, if any, and other incidents of record and beneficial ownership pertaining thereto. Such Seller is not the subject of any bankruptcy, reorganization or similar proceeding.
          (b) Such Seller, to the extent not an individual, is duly organized, validly existing and in good standing under the laws of the state of its formation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted.
          (c) Such Seller has all power and authority to execute this Agreement and the Related Document to which it is, or is specified to be, a party and, subject to obtaining consent for the Transactions from the Insurance Departments, OFI, and such other Governmental Entities where consent is necessary to consummate the Transactions. The execution and delivery by such Seller of this Agreement and the Related Document and the consummation of the Transactions have been duly authorized by all necessary action on the part of such Seller. Such Seller has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Related Document to which it is, or is specified to be, a party, and this Agreement constitutes, and each Related Document to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.
          (d) As of the Effective Date, no consent, approval, license, permit, order, qualification or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any other Person is required for or in connection with the execution and delivery by such Seller of this Agreement and each other Related Document to which it is a party, and the consummation by such Seller of the Transactions, other than (i) compliance with and filings under the Hart-Scott-Rodino Act, (ii) filings with and obtaining consent for the Transactions from the Insurance Departments, OFI, and such other Governmental Entities where consent is necessary to consummate the Transactions, and (iii) as set forth on Schedule 3.4.
     3.2 Organization, Qualification, and Power. TARGET is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Louisiana. Schedule 3.2 contains a list of the TARGET’s Subsidiaries. TARGET owns 100% of the issued and outstanding shares of capital stock or membership interests, as the case may be, of each Subsidiary. Each Subsidiary of TARGET is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. TARGET and each of its Subsidiaries are qualified and duly authorized to conduct business and are in good standing under the laws of each jurisdiction in which the character and location of their respective properties or the nature of their respective businesses require qualification, except where the lack of such qualification would not have a Material Adverse Effect. TARGET and each of its Subsidiaries have full legal power and authority and all licenses and permits to own their respective properties and to carry on that portion of the Business they presently are conducting or propose to be conducting. None of TARGET or its Subsidiaries are in default under or in violation of any provision of their respective certificates of incorporation or bylaws or similar organizational documents.
     3.3 Capitalization; Constituent Documents. The authorized equity of TARGET consists of 40,000,000 Units. As of the Effective Date, 12,320,003 Units and 820,778 Options are issued and outstanding. As of the Closing Date, 820,778 Options and 12,375,003 Units will be issued and outstanding; provided that up to an additional 100,000 Units may be issued to Greg Tramontin in connection with a disputed claim therefor by him, which claim will be settled prior to the Closing Date, in which case the number of Units issued and outstanding as of the Closing

Date will be no greater than 12,475,003 and the Sellers’ Committee will deliver an updated Exhibit A to this Agreement. All issued and outstanding Units, membership interests or shares of capital stock, as the case may be, of the TARGET and each of its Subsidiaries have been duly authorized and validly issued and are fully paid and for the Subsidiaries that are corporations, are nonassessable, and for TARGET and the Subsidiaries that are limited liability companies, the governing documents thereof provide for no right of assessment, and are not subject to any preemptive rights. Each Option entitles the holder thereof to receive one Unit upon the valid exercise thereof. Except for this Agreement, the Related Document and, as of the Effective Date, the Options (which Options shall, in accordance with the terms of the Option Plan, be exercised prior to, or automatically cancelled as of, the Closing), there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require TARGET or any of its Subsidiaries to issue, sell or otherwise cause to become outstanding any of its Units or equity, as the case may be. There are no outstanding or authorized equity appreciation, phantom equity, or similar rights with respect to TARGET or any of its Subsidiaries. True and complete copies of the articles of incorporation (or articles of organization, as the case may be) and all amendments thereto, the by-laws (or operating agreement, as the case may be) as amended and currently in force, all stock or membership interest records and all minute books for the years 2003, 2004, 2005 and 2006 (through July 31, 2006) and records of TARGET and each of its Subsidiaries have been furnished by the Sellers for inspection by the Buyer; provided, however, the minutes of the meetings of the Board of Managers and its Strategic Options Committee relating to the potential sale of the TARGET have been excluded. Such stock, membership or membership interest records accurately reflect all transactions and the current ownership of TARGET and each of its Subsidiaries. The minute books and records of TARGET and its Subsidiaries contain true and complete copies of all resolutions adopted by the stockholders (or members as the case may be) and the board of directors (or managers as the case may be) of TARGET and its Subsidiaries, and any other action formally taken by TARGET and its Subsidiaries.
     3.4 Noncontravention. Except as set forth on Schedule 3.4, neither the execution and the delivery of this Agreement, nor the consummation of the Transactions, does or will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Entity to which any of TARGET or its Subsidiaries is subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice or consent under any material agreement, Contract, Lease, license, instrument or other arrangement to which TARGET or any of its Subsidiaries is a party, by which TARGET or any of its Subsidiaries is bound or to which any of their assets are subject (or result in the imposition of any Lien upon any of their assets). Neither the execution and delivery of this Agreement, nor the consummation of the Transactions, does or will violate any provision of the articles of organization or bylaws (or similar governing documents) of TARGET or any of its Subsidiaries. Other than in connection with (i) the provisions of the Hart-Scott-Rodino Act and state securities laws, (ii) the necessary notices to and approvals or consents of the Insurance Departments and OFI as set forth on Schedule 3.4, and (iii) the necessary applications and notices to and approvals and consents of other state insurance departments or similar state regulatory bodies pursuant to applicable state laws regulating automobile insurance and premium finance business as set forth on Schedule 3.4, none of the Sellers, TARGET or its Subsidiaries are required to give notice to, file with or obtain any material authorization, consent or approval of any Governmental Entity in order for the Sellers to perform their respective obligations under this Agreement.
     3.5 Financial Statements. The Sellers have heretofore furnished or shall furnish the Buyer with true and complete copies of (i) the audited consolidated financial statements of TARGET and its Subsidiaries for the fiscal years ended December 31, 2005, 2004 and 2003, consisting of the balance sheet at such dates and the related statements of income, unitholders’ equity and cash flow for said periods, opined upon by Postlethwaite & Netterville (A Professional Accounting Corporation), TARGET’s independent public accountants (the “Audited Financial Statements”), and (ii) the unaudited consolidated financial statements of TARGET and its Subsidiaries for the seven (7) month period ended July 31, 2006 (the “Interim Financial Statements”) (the Audited Financial Statements and the Interim Financial Statements are hereinafter referred to, collectively, as the “Financial Statements”). Except (x) as disclosed therein and/or (y) in the case of the Interim Financial Statements, (A) for the absence of footnotes, (B) for normal year-end reclassifications and adjustments (none of which will be material to members’ equity or net income), (C) for the absence of unitholders’ equity and cash flow statements, and (D) for the Reclassifications and Changes, the Financial Statements present fairly, in all material respects, the financial position, operating results and, in the case of the Audited Financial Statements, cash flows of TARGET and its Subsidiaries as of the dates, and during the periods, indicated therein, and were prepared in accordance with GAAP consistently applied. Neither the TARGET nor any of its Subsidiaries has committed any act of bankruptcy, is insolvent, has proposed a compromise or arrangement to its creditors generally, has had any petition for a receiving order in bankruptcy filed against it, has made a voluntary assignment in bankruptcy, has taken any proceeding with respect to a compromise or arrangement, has taken any proceeding to have itself declared bankrupt or wound-up, has taken any proceeding to have a receiver appointed to any part of its assets, or has had any debtor take possession of any of its property. All of the Indebtedness of the TARGET and its Subsidiaries (i) as of the Effective Date, is set forth in Schedule 3.5 and (ii) as of the Closing Date, will be as set forth on the Estimated Closing Statement. Except (i) as reflected on the balance sheet included in the Interim Financial Statements or (ii) for liabilities incurred in the Ordinary Course of Business after the date of the Interim Financial Statements, the TARGET and its Subsidiaries have no liabilities that are required to be reflected in or reserved for in a consolidated balance sheet of the TARGET and its Subsidiaries prepared in accordance with GAAP.
     3.6 Absence of Changes or Events. From July 31, 2006, there has not been any Material Adverse Effect with respect to the TARGET and its Subsidiaries taken as a whole, and during such time TARGET has caused the Business to be conducted in the Ordinary Course of Business. Since July 31, 2006, except as set forth on Schedule 3.6, neither the TARGET nor any of its Subsidiaries has:
          (a) increased the compensation of any officer or granted any salary or benefits increase to their respective employees, directors, executives, or consultants, other than in the Ordinary Course of Business;
          (b) acquired any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or entered into any Contract, letter of intent or similar arrangement with respect to the foregoing;

          (c) changed or authorized any change in its SAP, reserve or underwriting practices or principles, or in its accounting principles, practices or methods except as required or permitted by law or GAAP;
          (d) suffered, or taken any action or affirmatively failed to take any action which action or failure to take action would reasonably be expected to result in a Material Adverse Effect, or suffered any material casualty loss or other extraordinary loss (whether or not covered by insurance) or waived any rights of material value;
          (e) declared, set aside or paid dividends or made any other distributions with respect to any of its equity or purchased or redeemed any of its equity securities;
          (f) except in the Ordinary Course of Business, made any loans or advances to, or guarantees for the benefit of, any Person or mortgaged, pledged or subjected to any Lien, or any material portion of its properties or assets;
          (g) sold, leased, licensed, assigned, disposed of, abandoned or transferred any portion of its assets, or canceled any debts or claims owing to or held by it in excess of $50,000;
          (h) entered into, amended or terminated any lease, contract, agreement, commitment, or any other transaction in excess of $50,000 other than in the Ordinary Course of Business, or entered into any other material transaction not in the Ordinary Course of Business, or materially changed any business practice;
          (i) amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;
          (j) conducted its cash management customs and practices other than in the Ordinary Course of Business;
          (k) made any capital expenditures or commitments for capital expenditures in excess of $50,000 for any individual capital expenditure or commitment therefor or $100,000 in the aggregate for capital expenditures or commitments therefor or entered into any lease of capital equipment or real estate;
          (l) made any charitable contributions, pledges, association fees or dues which individually or in the aggregate exceeded $10,000;
          (m) changed its purchasing or delivery practices or policies or changed its regulatory compliance activities or record retention policies;
          (n) issued any notes, bonds or other debt securities, or any capital stock or other equity securities, or any securities convertible, exchangeable, or exercisable into any capital stock or other equity securities;
          (o) engaged in any promotional sales or discount or other activity with customers of the TARGET or any of its Subsidiaries that has or would reasonably be expected to have the effect of accelerating sales prior to the Closing that would otherwise be expected to occur subsequent to the Closing;
          (p) modified its investment policies or investment practices in any material respect except to accommodate changes in applicable law; or
          (q) agreed or committed to do any of the foregoing, other than the execution of this Agreement.
     3.7 Statutory Financial Statements.
          (a) There have been delivered to the Buyer true, correct and complete copies of (i) the statutory financial statements (including the annual statements filed in each state in which the Insurance Subsidiary is admitted or approved) for each Insurance Subsidiary for the years ended December 31, 2004 and 2005 and (ii) the statutory financial statements (including quarterly statements filed in each state in which the Insurance Subsidiary is admitted or approved) for each Insurance Subsidiary for the first and second quarters in the year 2006, and Sellers will deliver to the Buyer true, correct and complete copies of such statements for all quarters which are filed prior to the Closing Date (collectively, the “Statutory Statements”).
          (b) The Statutory Statements each present (or will present) fairly, on a consistent basis and in accordance with the statutory accounting practices (“SAP”) prescribed or permitted by the appropriate regulatory agencies of each state in which the Statutory Statements have been or may be required to be filed (and any such permitted practices applicable to the Insurance Subsidiaries are listed in Schedule 3.7(b)), the financial position of the related Insurance Subsidiary at the date of each such statement and the results of the related Insurance Subsidiary’s operations for each such referenced period. Further, the exhibits and schedules included in the Statutory Statements are fairly stated in relation to the related Insurance Subsidiary and the Statutory Statements comply with applicable regulatory requirements in all material respects and no insurance regulatory authority has asserted any material deficiency with respect to such Statutory Statements.
          (c) The amounts shown in the Statutory Statements as reserves and liabilities for past and future insurance policy claims and expenses under insurance policies, were computed in accordance with commonly accepted actuarial standards consistently applied, were fairly stated, in all material respects, in accordance with sound actuarial principles, were based on reasonable actuarial assumptions that were in accordance with those called for in policy provisions and met the requirements of applicable insurance laws, and such amounts shown on Statutory Statements filed after the Effective Date and on or prior to the Closing Date will be so computed and based on the same principles used in prior periods.
          (d) Schedule 3.7(d) contains a complete, correct and accurate list of each of the securities in the TARGET and its Subsidiaries’ investment portfolios and their fair market value as of August 31, 2006. Since December 31, 2005, all derivative instruments, including interest rate swaps, caps, floors, and option agreements, if any, entered into by TARGET or any of its Subsidiaries, were entered into in conformity with TARGET’s written investment policies, derivative use plans, or similar documents in effect at the time any such derivative instrument was entered into.

     3.8 Title to Properties. Except as shall be set forth on Schedule 3.8, each of TARGET and its Subsidiaries has good and marketable title to all its owned Real Property and tangible personal property and assets (including those reflected on the Financial Statements) used in the Business, and valid leasehold interests to all of its leased property used in the Business, in each case free and clear of any and all Liens other than Permitted Liens. The assets currently owned or leased by the TARGET or its Subsidiaries are all of the assets and leases currently used in the conduct of the Business and are adequate to meet all present requirements of the Business as presently conducted.
     3.9 Equipment, Etc. Except as shall be set forth on Schedule 3.9, all items of tangible personal property (including computer hardware) used in the operation of the Business (the “Equipment”), in the aggregate, are in satisfactory condition and repair, ordinary wear and tear excepted, so as to operate the Business in the manner in which it is now operated by TARGET and its Subsidiaries.
     3.10 Receivables. All of the notes receivable which are reflected on the Financial Statements or which arose subsequent to the date of the Interim Financial Statements, arose out of bona fide, arms-length transactions and, to the Knowledge of Sellers, all such receivables are good and collectible (or have been collected) in the Ordinary Course of Business in accordance with their terms, and at the aggregate recorded amounts thereof, using normal collection practices, less the amount of applicable reserves for doubtful accounts and for allowances and discounts. All such reserves, allowances and discounts were prepared in accordance with GAAP consistently applied.
     3.11 Affiliated Transactions. Except as set forth on Schedule 3.11, other than (i) employment agreements and benefit arrangements entered into in the Ordinary Course of Business, (ii) insurance policies purchased from TARGET or any of its Subsidiaries in the Ordinary Course of Business, and (iii) employment agreements to be entered into in accordance with this Agreement and only with the prior written consent of Buyer, none of the Sellers or their Affiliates nor any officer, director, or stockholder of the TARGET or its Subsidiaries is a party to any agreement, contract, commitment or transaction with the TARGET or any of its Subsidiaries or has any material interest in any material property used by the TARGET or any of its Subsidiaries or has any claim against or owes any amount to the TARGET or any of its Subsidiaries.
     3.12 Intellectual Property.
          (a) List of Intellectual Property. Schedule 3.12 identifies all of the following which are used in the Business or in which TARGET or any of its Subsidiaries claims any ownership rights: (i) all registered and unregistered trademarks, service marks, trade names, trade dress, corporate names, logos, slogans, Internet domain names and the like, including all common law marks (collectively, together with the associated good will of each, “Trademarks”), together with the information regarding all registrations and pending applications to register any such rights; (ii) all patents or the pending applications to patent any technology or design; (iii) all copyrights and all registrations of and applications to register copyrights; (iv) all licenses of rights in Trademarks, patents, copyrights and other intellectual property, whether to or by TARGET or any of its Subsidiaries; and (v) all software including software developed by TARGET. The rights required to be so identified, together with all licenses of rights in computer software and all proprietary know how and trade secrets, any of its Subsidiaries or the Business, are referred to herein collectively as the “Intellectual Property.”
          (b) Ownership of Intellectual Property. TARGET or one of its Subsidiaries is the legal and beneficial owner of and has all right, title and interest in, or is duly licensed to use, the Intellectual Property, and the Intellectual Property exists and has been maintained in good standing. Except as set forth on Schedule 3.12, no third party has asserted ownership rights in any of the Intellectual Property (except to the extent that such Intellectual Property has been properly licensed to or by TARGET or one of its Subsidiaries). None of TARGET’s or its Subsidiaries’ use of the Intellectual Property infringes any right of any third party, nor, to the Knowledge of the Sellers, is any third party infringing on TARGET’s or its Subsidiaries’ rights in the Intellectual Property.
          (c) (i) There are no pending claims made against the TARGET or any of its Subsidiaries asserting the invalidity, misuse or unenforceability of any of the Intellectual Property; (ii) neither the TARGET nor any of its Subsidiaries has received any written notices of, any infringement or misappropriation by, or conflict with, any Intellectual Property of any third party (including any written demand or request that the TARGET or any of its Subsidiaries license any rights from a third party) which are still pending; (iii) no royalties, honorariums or fees are payable by the TARGET or any of its Subsidiaries to any Person by reason of the ownership or use of any of the Intellectual Property other than fees under related licenses and/or maintenance agreements all of which (except for amounts in respect of “shrinkwrap” or “clickwrap” software) are set forth on Schedule 3.12(c); and (iv) the Transactions will not have a Material Adverse Effect on TARGET’s or any of its Subsidiaries’ right, title or interest in and to the Intellectual Property Rights listed on Schedule 3.12.
          (d) Computer Software. The Sellers have heretofore furnished the Buyer with a list of all Software. TARGET or one of its Subsidiaries currently owns or licenses, or otherwise have the legal right to use, all of the Software (including any upgrade, alteration or enhancement with respect thereto), and all of the Software is being used in compliance with applicable licenses or other agreements.
     3.13 Insurance. The physical properties, assets, business, operations, employees, officers and directors of TARGET and its Subsidiaries are insured under policies maintained by TARGET of the type and in amounts set forth in Schedule 3.13. Except as set forth in Schedule 3.13, and except for claims for health care benefits incurred in the Ordinary Course of Business, there is no claim by TARGET or any of its Subsidiaries pending under any such insurance policies. Said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid or not yet due, and TARGET and its Subsidiaries are in compliance in all respects with the terms thereof. Said insurance is sufficient for compliance by TARGET and its Subsidiaries with all requirements of applicable Law and all agreements and leases to which they are a party. To the Knowledge of Sellers, there is no threatened termination of any such policies or arrangements except as set forth on Schedule 3.13.
     3.14 Real Property.
          (a) Schedule 3.14 contains a list of all Real Property.

          (b) Except as set forth on Schedule 3.14, there are no parties in possession of any portion of the Real Property other than TARGET or its Subsidiaries, whether as lessees, sublessees, tenants at will or trespassers, which materially impair the use thereof in a manner which it is now operated by TARGET and its Subsidiaries.
          (c) There is no law, ordinance, order, regulation or requirement now in existence or, to the Knowledge of Sellers, under active consideration by any Governmental Entity, that would require any material expenditure by TARGET or its Subsidiaries to modify or improve any of the Real Property to bring it into compliance therewith.
          (d) The current uses of all buildings and other structures utilized in the Business and located on the Real Property substantially conform with all applicable federal, state and local governmental building, zoning, health, safety, platting, subdivision or other laws, ordinances or regulations, and no restrictive covenants to which the Real Property is subject are being violated by TARGET or its Subsidiaries except for immaterial nonconformities or violations.
     3.15 Leases. Schedule 3.15 contains a list of all material leases pursuant to which TARGET or any of its Subsidiaries leases from a Person other than TARGET or any of its Subsidiaries, as lessor or lessee, real or tangible personal property used in operating the Business or otherwise (the “Leases”), true and complete copies of which have previously been made available to the Buyer. To the Knowledge of Sellers, all of the Leases are valid, binding and enforceable against TARGET or its Subsidiaries and against the other parties thereto, in accordance with their respective terms. There is not under any Lease any existing default by TARGET or its Subsidiaries, or, to the Knowledge of Sellers, by any other party thereto, or any condition or event that, with notice or lapse of time or both, would constitute a default. TARGET has not received notice that the lessor of any of the Leases intends to cancel, suspend or terminate such Lease or to exercise or not exercise any option thereunder. For purposes of inclusion on Schedule 3.15, a Lease is deemed material if it is a lease for real property or if it requires the payment by, or to, TARGET or its Subsidiaries of $50,000 or more during any 12-month period for tangible personal property.
     3.16 Material Contracts.
          (a) Other than policies of automobile insurance issued by the Insurance Subsidiaries in the Ordinary Course of Business and the related premium finance agreements entered into by LIFCO, L.L.C. in the Ordinary Course of Business, the leases identified in Section 3.15, the Software and the Benefit Plans and those Contracts set forth on Schedule 3.16, neither the TARGET nor any of its Subsidiaries is a party to or bound by any of the following (the “Material Contracts”): (i) Contracts that contain a minimum annual purchase requirement of $50,000 or more which have a term of more than one (1) year and that cannot be cancelled on less than ninety (90) days notice, (ii) Contracts that restrain, limit or impede the TARGET’s or its Subsidiaries’ ability to compete with or conduct any business or line of business (iii) Contracts relating to any completed business acquisition or divestiture by the TARGET or any of its Subsidiaries within the last three (3) years, (iv) stock purchase, stock option or similar plan, (v) Contract for the employment of any officer, employee or other person on consulting basis with annual payments in excess of $50,000, (vi) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any portion of the TARGET’s or any of its Subsidiaries’ assets, (vii) guaranty of any obligation for borrowed money or other guaranty, (viii) Contract or group of related Contracts with the same party for the purchase of products or services, under which the undelivered balance of such products and services has a selling price in excess of $50,000, (ix) Contract or group of related Contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $50,000, (x) Contract which prohibits the TARGET or any of its Subsidiaries from freely engaging in the Business anywhere or from competing with any Person, (xi) Contract with any distributor, dealer or sales representative with annual payments in excess of $50,000, (xii) joint venture Contract, (xiii) agreement which is an evidence of any Indebtedness, (xiv) intercompany agreement, including without limitation, any expense sharing, employee leasing or other similar agreement, (xv) Contract with any Governmental Entity with annual payments in excess of $50,000, (xvi) Contract or program pursuant to which the TARGET or any of its Subsidiary has offered or made available to its customers any volume discount, rebate or advertising or promotional credit or allowance, (xvii) Contract with a customer which provides for a rebate, lowest price guarantee or volume discount, or (xviii) power of attorney granted by the TARGET or any of its Subsidiaries.
          (b) True and complete copies of the Material Contracts (or a true and compete narrative description of any oral Material Contract) previously have been made available to the Buyer. Except as set forth on Schedule 3.16, neither TARGET or its Subsidiaries nor, to the Knowledge of Sellers, any other party to any of the Material Contracts (i) is in default under (nor does there exist any condition that, with notice or lapse of time or both, would cause such a material default under) any of the Material Contracts, or (ii) has waived any right it may have under any of the Material Contracts. All of the Material Contracts constitute the valid and binding obligations of TARGET or its Subsidiaries, enforceable in accordance with their respective terms, and of the other parties thereto.
     3.17 Directors and Officers. Schedule 3.17 contains a list, as of the Effective Date, of the directors and officers of TARGET and its Subsidiaries.
     3.18 Bank Accounts. Schedule 3.18 contains a list of each bank or other financial institution in which TARGET or any of its Subsidiaries have an account, safe deposit box or lock box arrangement, the name of TARGET or its Subsidiary in whose name such account, box or arrangement is held, the identifying numbers or symbols of the account, box or arrangement, and the name of each person authorized to draw thereon or to have access thereto.
     3.19 Litigation.
          (a) Except as set forth on Schedule 3.19(a) and claims under the policies of automobile insurance issued by the Insurance Subsidiaries in the Ordinary Course of Business, there is no (and there has not been any in the last two (2) years) suit, action, claim, investigation or proceeding pending, or to the Knowledge of Sellers, threatened, against TARGET any of its Subsidiaries or the Business, nor is there any judgment, decree, injunction or order of any applicable Governmental Entity or arbitrator outstanding against or affecting TARGET or any of its Subsidiaries.

          (b) Except as set forth on Schedule 3.19(b) and subrogation and salvage claims in the Ordinary Course of Business, there is no (and there has not been any in the last two (2) years) suit, action, claim, investigation or proceeding (i) pending, or threatened, by TARGET or any of its Subsidiaries against a third party, or (ii) in which TARGET or any of its Subsidiaries has been or is a party in a capacity other than as a defendant or plaintiff.
     3.20 Employee Benefit Plans; Labor Relations.
          (a) Benefit Plans. Schedule 3.20 contains a list of all “employee benefit plans” (as defined in Section 3(3) of ERISA) and all other bonus, stock option, deferred and incentive compensation plans and programs maintained or contributed to by TARGET or any of its Subsidiaries for the benefit of its or their employees or former employees (all of the foregoing collectively, the “Benefit Plans” and each a “Benefit Plan”).
          (b) Compliance of Benefit Plans. (i) Each Benefit Plan has been operated and administered pursuant to its material terms and in material compliance with ERISA, the Code, and all applicable laws; (ii) neither TARGET nor any of its Subsidiaries has engaged in a prohibited transaction with respect to any Benefit Plan that would subject TARGET or any of its Subsidiaries to any tax or penalty imposed under Sections 4975 of the Code or Section 502 (i), (j) or (l) of ERISA; (iii) no Benefit Plan subject to Part (3) of Subtitle B of Title I of ERISA or Section 412 of the Code has incurred any “accumulated funding deficiency” (as defined in Section 412(a) of the Code), whether or not waived; (iv) no “reportable event” (within the meaning of Section 4043 of ERISA) has occurred with respect to any Benefit Plan; and (v) as of the Effective Date, no action, claim or proceeding (other than routine benefit claims) is pending or threatened against or relating to any Benefit Plan, or any fiduciary thereof.
          (c) Copies. True and correct copies of the following documents, as they have been amended to the Effective Date, relating to the Benefit Plans, have been made available to the Buyer: (i) all Benefit Plan documents; (ii) the most recently completed actuarial valuation for each Benefit Plan (if any); and (iii) the annual report (Form 5500 series) for each Benefit Plan for the two most recent plan years (if any).
          (d) Labor Relations. None of TARGET or its Subsidiaries is a party to any collective bargaining agreement; no collective bargaining agent has been certified as a representative of any of the employees of TARGET or any of its Subsidiaries; no representation campaign or election is now in progress with respect to any employee of TARGET or any of its Subsidiaries; and there are no labor disputes, grievances, controversies, strikes or requests for union representation pending, or to the Knowledge of Sellers, threatened, relating to or affecting the Business. To the Knowledge of Sellers, no event has occurred that could give rise to any dispute, controversy, strike or request for representation. None of the TARGET or any of its Subsidiaries has experienced any strike, slow down, work stoppage or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past two (2) years. None of the TARGET or any of its Subsidiaries has committed or is committing any unfair labor practice. None of the TARGET or any of its Subsidiaries has made any determination or action that would require any waiver, payment, benefit, fine, penalty, back payment or damages under the Worker Adjustment and Retraining Notification Act.

     3.21 Reinsurance . Schedule 3.21 lists all ceded or assumed reinsurance or retrocessional treaties and agreements and facultative certificates to which the TARGET or any of its Subsidiaries is currently a party and under which there is liability by either party to such agreement or certificate (collectively, the “Existing Reinsurance Agreements”). Each of the Existing Reinsurance Agreements is valid and binding in all respects in accordance with its terms. The Sellers have no Knowledge that the financial condition of any party to an Existing Reinsurance Agreement is impaired to the extent that a default thereunder may be reasonably anticipated. Except as disclosed in Schedule 3.21, none of the Existing Reinsurance Agreements contains any provision providing that the other party thereto may terminate such Existing Reinsurance Agreement, whether as a result of a change of control or otherwise. Except as disclosed in Schedule 3.21, each of TARGET and its Subsidiaries is entitled to take full credit on its consolidated statutory financial statements filed with state insurance regulatory authorities with respect to any Existing Reinsurance Agreement pursuant to which TARGET and its Subsidiaries has ceded reinsurance. Except as set forth in Schedule 3.21, no reinsurer of TARGET and its Subsidiaries has canceled or otherwise terminated its relationship with the TARGET or any of its Subsidiaries and no reinsurer has, to the Knowledge of the Sellers, any plan or intention to terminate, to cancel or otherwise materially and adversely modify its relationship with the TARGET or any of its Subsidiaries.
     3.22 Taxes.
          (a) Except as set forth on Schedule 3.22, TARGET and its Subsidiaries have duly and timely filed all federal, state and local income, franchise, excise, real and personal property and other tax returns and reports, including extensions, (the “Tax Returns”) required to have been filed by TARGET or its Subsidiaries on or prior to the Closing Date. All of such Tax Returns and reports are true, complete and accurate in all respects. TARGET and its Subsidiaries have duly and timely paid or accrued all Taxes, whether or not shown on said returns or reports (whether by way of withholding or otherwise) to any federal, state, local or other taxing authority (except to the extent the same are being contested in good faith and adequate reserves therefor have been provided in the Financial Statements). As of the Closing Date, all deficiencies proposed as a result of any audit have been paid or settled. Except as set forth on Schedule 3.22, TARGET and its Subsidiaries are not parties to, or bound by, or otherwise in any way obligated under, any tax sharing or similar agreement. No claim has been made by a taxing authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction other than those claims, if any, that have been satisfied. There are no Liens on any of the assets of the Company or any of the Company Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Taxes. “Taxes” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges including all United States federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest.
          (b) Other Tax Matters.

               (i) Neither the TARGET nor any of its Subsidiaries is currently the subject of an audit or other examination of Taxes by the tax authorities of any nation, state or locality nor has the TARGET or any of its Subsidiaries received any written notices from any taxing authority that such an audit or examination is contemplated or pending.
               (ii) Neither the TARGET nor any of its Subsidiaries (A) has entered into an agreement or waiver extending or waiving any statute of limitations relating to the payment or collection of Taxes of the TARGET or its Subsidiaries or (B) is presently contesting any Tax liability of the TARGET or its Subsidiaries before any court, tribunal or agency.
               (iii) All Taxes that the TARGET or its Subsidiaries is (or was) required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been paid over to the proper authorities to the extent due and payable.
               (iv) The TARGET is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
               (v) Neither the TARGET nor any of its Subsidiaries (i) has been a member of an Affiliated Group filing a consolidated federal income Return or (ii) has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise other than with respect to the Affiliated Group of which the TARGET or any of its Subsidiaries is the common parent. For purposes of this Agreement “Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which either the TARGET or its Subsidiaries are or have been a member.
               (vi) Except as set forth on Schedule 3.22(b)(vi), none of TARGET or any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code.
               (vii) There is no pending, or to the Knowledge of the Sellers, threatened Tax audit, examination, refund litigation or adjustment in controversy. There is no dispute or claim concerning any Tax liability of the TARGET or any of its Subsidiary claimed by any taxing authority.
               (viii) Neither the TARGET nor any of its Subsidiaries has distributed the stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.
     3.23 Compliance with Applicable Laws; Insurance Business.
          (a) Except with regard to immaterial municipal or local governmental permits or licenses, TARGET and its Subsidiaries hold all permits, licenses, certificates and approvals of all Governmental Entities necessary to own, lease or operate all of the assets and properties of TARGET and its Subsidiaries, as appropriate, and to carry on the Business as presently conducted (the “Permits”). The Permits are listed on Schedule 3.23(a); however, true and complete copies of all Permits previously have been made available to the Buyer. Except as set forth on Schedule 3.23(a) (or as posted and specifically identified as an exception to the representations and warranties in this Section 3.23(a) in the electronic data room established by CCW and to which the Buyer has been provided access prior to the Effective Date (the “Electronic Data Room”)), the operations of the TARGET and each of its Subsidiaries, since January 1, 2005 have been and are in material compliance with all applicable Laws. Each of the TARGET and each of its Subsidiaries has complied in all material respects with all licensing requirements, decrees, awards, judgments and orders applicable to their operations or the Business; and there is not and will not be any liability arising from or related to any violations thereof existing on Closing. Except as set forth on Schedule 3.23(a), no notice from any Governmental Entity of any violation of any Law or requiring or calling attention to the necessity of any alteration in connection with the Business or operations of the TARGET or any of its Subsidiaries has been served since December 31, 2005, and, to the Knowledge of Sellers, there is no basis therefor. Included in Schedule 3.23(a) are copies or a listing of the most recent financial examination and market conduct examinations, if any, of TARGET and its Subsidiaries, and Sellers have made available to Buyer (and posted and clearly identified in the Electronic Data Room) all responses, correspondence, orders and agreements in connection therewith. Except as disclosed in Schedule 3.23(a), no financial examination or market conduct examination is ongoing or, to the Knowledge of Sellers, is scheduled.
          (b) Schedule 3.23(b) identifies all forms of insurance policies and riders thereto and premium finance agreements and related premium finance forms (collectively, “Forms”) currently issued by the TARGET and its Subsidiaries that have been filed under applicable state laws and regulations, including but not limited to state insurance laws, requiring the approval of such forms by regulatory authorities. Schedule 3.23(b) contains a list of each such Form indicating those Forms which are currently issued and those which are filed pending review by applicable regulatory authorities. All policy applications with respect to Forms currently issued and required to be filed with or approved by applicable regulatory authorities under applicable insurance laws have been so filed or approved. Except as set forth in Schedule 3.23(b), any premium rates and premium finance interest rates with respect to Forms currently issued, required to be filed with or approved by applicable regulatory governmental authorities under applicable laws have been so filed or approved and premiums and interest charged conform to such laws. No deficiencies have been asserted by any regulatory authority with respect to any such filings which have not been cured or otherwise resolved or satisfied. The underwriting standards utilized and rates and rating factors and criteria applied by the TARGET and its Subsidiaries with respect to outstanding Forms have been previously disclosed to the Buyer, and with respect to any such Forms reinsured in whole or in part, conform in all respects to the limits, terms and conditions of the related reinsurance or other agreements. Except as set forth or listed on Schedule 3.23(b), the underwriting, actuarial, reserve (including claims department practices relating to establishing and maintaining appropriate reserves) practices (collectively, the “Underwriting Practices”) of the TARGET and its Subsidiaries, have been since January 1, 2005 and are in material compliance with all applicable Laws. Schedule 3.23(b) sets forth or lists all investment policies or guidelines of the TARGET and its Subsidiaries currently in effect (the “Investment Policies,” which together with the Underwriting Practices are referred to herein collectively as the “Business Guidelines”).

          (c) Except as set forth in Schedule 3.23(c), the sale, marketing (including, but not limited to, any advertisements and point-of-sale materials) and administration of the TARGET’s and its Subsidiaries’ policies, reinsurance contracts and premium finance agreements have been conducted in good faith and in compliance with all federal, state and local law (including, but not limited to, published decisions applicable to policies, reinsurance contracts and premium finance arrangements) and regulations applicable to such sale, marketing and administration. All filings or submissions made by the TARGET or any of its Subsidiaries with respect to its insurance policies, reinsurance contracts or premium finance agreements with any governmental or other regulatory body were in compliance with applicable law when filed and no deficiencies have been asserted by any such governmental or regulatory body with respect to such filings or submissions that have not been satisfied.
          (d) The TARGET and each of its Subsidiaries has (i) timely paid all guaranty fund assessments that are due, or claimed or asserted by any insurance regulatory authority to be due from the TARGET or any of its Subsidiaries or (ii) provided for all such assessments in the TARGET’s and its Subsidiaries financial statements to the extent necessary to be in conformity with GAAP or SAP, as applicable.
          (e) Schedule 3.23(e) lists all funds required to be maintained under any applicable insurance law in each jurisdiction in which the TARGET or any of its Subsidiaries is qualified (each a “Deposit”). Schedule 3.23(e) accurately sets forth the dollar amount of each such Deposit, the assets which comprise the Deposit and the name of the bank and the number of the bank account in which such Deposit is maintained.
          (f) Neither the Company nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
     3.24 Environmental Matters. Except as set forth on Schedule 3.24, (a) during the past two years, neither TARGET nor any of its Subsidiaries has received any communication from a Governmental Entity that alleges that TARGET or any of its Subsidiaries is not in compliance with any Environmental Law, (b) TARGET and its Subsidiaries hold, and are in compliance with, all Permits required under Environmental Laws to conduct the Business, and have been and are in compliance with all Environmental Laws, (c) neither TARGET nor any of its Subsidiaries has entered into or agreed to any court decree or order and is subject to any judgment relating to compliance with any Environmental Law or to investigation or cleanup of Hazardous Materials under any Environmental Law, (d) there are no proceedings or actions by any Governmental Entity or other Person pending or threatened in writing in connection with the present operation of the Business, properties or assets of the TARGET or any of its Subsidiaries under any Environmental Law; and (e) there are no facts, circumstances or conditions relating to the past or present operation of the properties, assets and Business of the TARGET or any of its Subsidiaries (including the disposal of any wastes, hazardous substances or other materials), or to any Real Property owned, leased or operated by the TARGET or any of its Subsidiaries, that would reasonably be expected to give rise to any claim, proceeding or action, or to any liability, under any Environmental Law.

     3.25 Brokers’ Fees. Except for Cochran Caronia Waller LLC, none of TARGET or its Subsidiaries have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transactions.
     3.26 Absence of Other Warranties. Except as set forth in this Agreement, the Sellers do not make any representation or warranty whatsoever, and, except in the case of fraud, disclaim any liability and responsibility for any statement or information not contained in this Agreement or the Disclosure Schedule or any document contemplated hereby made or communicated, by oversight or otherwise (orally or in writing), to the Buyer (including, without limitation, any opinion, information, projection, statement or advice provided by any employee, officer, manager, director, agent, member or other representative of TARGET or its Subsidiaries in connection with the Transactions). Without limiting the foregoing, the Buyer acknowledges that any estimates of future profitability of the Business based upon any financial statements, business plans, projections or other financial information provided to the Buyer by or on behalf of the Sellers are inherently uncertain and subject to a variety of variables which are difficult or impossible to predict.
     3.27 Cash Management. Since December 31, 2005, the TARGET and its Subsidiaries have:
          (a) managed net working capital in the Ordinary Course of Business;
          (b) not changed their customs or practices regarding their cash management;
          (c) not accelerated the billing or collection of receivables;
          (d) not delayed the payment of any payables or other expenses or prepaid expenses; and
          (e) not changed their practices regarding cash or other distributions.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
OF BUYER
     The Buyer represents and warrants to the Sellers that the statements contained in this Article 4 are correct and complete as of the Effective Date and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the Effective Date throughout this Article 4).
     4.1 Organization, Qualification, and Corporate Power. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Buyer is duly authorized to conduct business and in good standing under the laws of each jurisdiction in which the character and location of its properties or the nature of its business requires qualification, except where the lack of such qualification would not (i) have a Material Adverse Effect or (ii) prohibit or delay the Buyer from consummating the Transactions. The Buyer has full corporate power and authority to own its properties and to carry on its business as presently conducted.

     4.2 Availability of Funds. The Buyer will have at the Closing cash available or existing borrowing facilities that together will be sufficient to enable it to consummate the Transactions. True and correct copies of the documents evidencing any such facilities have been provided to the Sellers’ Committee.
     4.3 Authorization of Transaction. The execution, delivery and performance of this Agreement and the Related Document by the Buyer has been duly authorized and approved by the Buyer’s board of directors. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and the Related Document and to perform its obligations hereunder and thereunder. This Agreement and the Related Document constitute the valid and legally binding obligation of the Buyer, enforceable in accordance with their respective terms and conditions, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.
     4.4 Noncontravention. Neither the execution and the delivery of this Agreement nor the consummation of the Transactions, does or will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Entity to which the Buyer is subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice or consent under any agreement, Contract, lease, license, instrument or other arrangement to which either the Buyer is a party or by which it is or will be bound or to which any of its assets are or will be subject (or result in the imposition of any Lien upon any of their assets). Neither the execution and delivery of this Agreement, nor the consummation of the Transactions, will violate any provision of the charter or bylaws of the Buyer. Other than in connection with (i) the provisions of the Hart-Scott-Rodino Act, the Securities Act, the Securities Exchange Act and state securities law, (ii) the necessary applications and notices to and consents and approvals, if any, of the Insurance Departments and OFI, and (iii) the necessary notices to and consents and approvals, if any, of other state insurance departments or similar state regulatory bodies pursuant to applicable state laws regulating the automobile insurance and premium finance business, the Buyer is not required to give any notice to, file with or obtain authorization, consent or approval of any Governmental Entity in order for the Buyer to perform its obligations under this Agreement.
     4.5 Investment Intent. The Buyer is an “accredited investor” as defined in the Securities Act and possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment hereunder. The Units are being acquired by the Buyer in a private transaction for its own account and not with a view to, or for offer or resale in connection with, any distribution within the meaning of Section 2(11) of the Securities Act. The Buyer hereby acknowledges that the Units are unregistered and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. The Buyer acknowledges and agrees that it will not make any disposition of the Units which will or may involve TARGET or the Sellers in a violation of the Securities Act, the Securities Exchange Act or of any state securities laws.
     4.6 Brokers’ Fee. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transactions for which the Sellers or its Subsidiaries could become liable or obligated.

     4.7 Investigation and Evaluation of Business. The Buyer has made its evaluation of the Business and the Units based upon information furnished by TARGET and its Subsidiaries and their representatives that, to the Knowledge of Buyer, appeared to be sufficiently complete and reliable for such purposes. To the Knowledge of Buyer, TARGET and its Subsidiaries and their representatives have furnished all materials relating to TARGET and its Subsidiaries and any other matter that the Buyer has requested, and Buyer’s evaluation of the Business was made in reliance upon such assumption. The Buyer has been afforded opportunity to ask questions and receive answers concerning the Transactions and, to the extent that it was aware of additional information, to attempt to obtain any additional information from the Sellers, TARGET or the Subsidiaries that related to its decision to enter into this Agreement. The Buyer has conducted such investigation of TARGET, its Subsidiaries and the Business as it has deemed necessary in order to make an informed decision concerning the Transactions. The Buyer has reviewed all of the documents, records, reports and other materials identified in the Schedules, and is familiar with the content thereof. For the purpose of conducting these investigations, the Buyer has employed the services of its own agents, representatives, experts and consultants. In all matters affecting the condition of the properties and assets and the contents of the documents, records, reports or other materials in connection with the Transactions, the Buyer is relying upon the advice and opinion offered by its own agents, representatives, experts, consultants, employees and officers.
     4.8 Information on Change of Control Applications. The Buyer does not anticipate that there is information (excluding information related to Buyer’s financing of the Transactions) relating to the Buyer and its Affiliates required to be included by the Buyer on the applications to be filed with the Insurance Departments and OFI pursuant to Section 6.3(b) that will, to the Knowledge of Buyer, cause approval of such applications to be delayed beyond March 31, 2007 or not approved.
ARTICLE 5
DISCLOSURE SCHEDULE; STANDARDS
FOR REPRESENTATIONS AND WARRANTIES
     5.1 Disclosure Schedule.
          (a) Notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Sellers that such item represents a material exception or material fact, event or circumstance or that such item has had or could be reasonably expected to have a Material Adverse Effect. Any fact or item that is disclosed in any Schedule contained in the Disclosure Schedule in a way as to make its relevance or applicability to information called for by any other Schedule contained in the Disclosure Schedule reasonably apparent shall be deemed to be disclosed in such other Schedule contained in the Disclosure Schedule, notwithstanding the omission of a reference or cross-reference thereto.
          (b) The Sellers’ Committee, on behalf of Sellers, shall have the right from time to time prior to the Closing to supplement the Disclosure Schedule with respect to any matter that arises or becomes known by any Seller after the Effective Date and that would have been required or permitted to be set forth or described in the Disclosure Schedule had such matter existed or been known as of the Effective Date. No such supplemental disclosure will be deemed to have cured any breach of the representations and warranties made herein unless consented to by Buyer in a written consent signed by an authorized officer of Buyer; provided, however, if the Closing occurs following any amendment to the Disclosure Schedule and such amendment does not relate in any way to actions, occurrences, facts, developments or events arising prior to the Effective Date, then Buyer shall be deemed to have waived the consequence of such disclosed matter to the same extent as if such had been included on the Disclosure Schedule on the Effective Date.
ARTICLE 6
COVENANTS; ADDITIONAL AGREEMENTS
     6.1 General. Each of the Parties will use his, her or its good faith commercially reasonable efforts to cooperate with each other and take all action and to do all things necessary in order to consummate and make effective the Transactions as soon as possible after the Effective Date (including satisfaction, but not waiver, of the closing conditions set forth in Article 7), including defending against any lawsuits, actions or proceedings, judicial or administrative, challenging this Agreement or the consummation of the Transactions, and seeking to have any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition entered or imposed by any court or other Governmental Entity that is not yet final and nonappealable vacated or reversed. The Sellers (severally, but not jointly) agree to use commercially reasonable efforts to cause the TARGET and its Subsidiaries and their respective officers, employees and advisors, at the sole expense of the Buyer, to provide, upon the reasonable written request of the Buyer and at reasonable times, reasonable cooperation necessary in connection with the Buyer’s arrangements for the financing to be consummated contemporaneously with the Closing of the Transactions.
     6.2 Notices and Consents. The Sellers will cause TARGET and each of its Subsidiaries to give any notices to third parties, and will cause TARGET and each of its Subsidiaries to use its commercially reasonable best efforts to obtain any third party consents that the Buyer may request in connection with the matters referred to in Section 3.4. The Buyer will give any notices to third parties, and will use its commercially reasonable best efforts to obtain any third party consents, that the Sellers reasonably may request in connection with the matters referred to in Section 4.4.
     6.3 Regulatory Matters and Approvals. Each of the Parties will (and the Sellers will and will cause TARGET and each of its Subsidiaries to) give any notices to, make any filings with, and use its commercially reasonable best efforts to file such applications and obtain any authorizations, consents and approvals of Governmental Entities in connection with the matters referred to in Section 3.4 and Section 4.4. Without limiting the generality of the foregoing:
          (a) Hart-Scott-Rodino Act. Within seven (7) days after the Determination Date, each of the Parties will file any Notification and Report Forms and related material required to be filed with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act and will use commercially reasonable best efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper or advisable.
          (b) Insurance Departments, OFI, Etc. Promptly following the Determination Date but in no event more than thirty (30) days thereafter, the Parties will file such individual or joint applications which may be required, with the Insurance Departments, OFI, and other similar state regulatory bodies to reflect the change of control of various operating certificates, permits or other licenses held by TARGET or its Subsidiaries. The Parties shall also file any post-transaction notices as may be required by such Governmental Entities within the time periods prescribed by law.
     6.4 Confidentiality. The Buyer acknowledges that the information being provided to it in connection with the Transactions is being provided pursuant to the terms of a confidentiality agreement dated as of May 18, 2006, between the Buyer’s Affiliate and Cochran Caronia Waller LLP (the “Confidentiality Agreement”). The Buyer agrees to the terms of the Confidentiality Agreement and has complied with its terms since May 18, 2006. From the Effective Date to the Closing Date (and not thereafter), the Buyer shall remain subject to the terms of the Confidentiality Agreement, which terms are incorporated herein by reference. After the Closing, except as may be required for tax purposes or other regulatory purposes, none of Sellers or their Affiliates and respective successors and assigns shall (a) retain any document, databases or other media embodying any confidential or proprietary information which relate to the TARGET or its Subsidiaries or use, publish or disclose to any third person any such confidential or proprietary information or (b) use, publish or disclose any information concerning the TARGET or its Subsidiaries, the customers or suppliers of the TARGET and/or its Subsidiaries.
6.5 Operation of Business.
          (a) Prior to the Closing or earlier termination of this Agreement, except with the written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) or as otherwise expressly permitted by the terms of this Agreement, from the Effective Date to the Closing, the Sellers shall cause TARGET and each of its Subsidiaries to conduct their respective operations and the Business in the Ordinary Course of Business, and Sellers shall cause TARGET and its Subsidiaries to make all commercially reasonable best efforts to preserve its operations, organization, goodwill, and the relationships of TARGET and its Subsidiaries with material customers, reinsurers, and other Persons with whom TARGET and its Subsidiaries transact the Business.
          (b) Prior to the Closing or earlier termination of this Agreement, except (I) as required by applicable Law, (II) as specifically contemplated by this Agreement, (III) as set forth on Schedule 6.5(b), or (IV) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), from the Effective Date to the Closing, the Sellers shall not (and shall not permit the TARGET or any of its Subsidiaries to):
               (i) declare, set aside, make or pay any dividend or other distribution of any type, including with respect to the Units or Options of the TARGET, or repurchase, redeem or otherwise acquire any outstanding Units, membership interests, or shares of the capital stock or other securities of, or other ownership interests or options, warrants, calls or other rights in the TARGET or any of its Subsidiaries; provided, however, that a Subsidiary may take any such actions to the extent that such dividend or other distribution or such repurchase, redemption or other acquisition of outstanding membership interests or shares relates solely to the membership interests or capital stock or other securities of such Subsidiary that are held by the TARGET;
               (ii) except as set forth on Schedule 6.5(b)(ii), transfer, issue, sell or dispose of any shares of Units, membership interests, or capital stock or other equity securities of the TARGET or any of its Subsidiaries (except upon exercise of outstanding options for Units of TARGET) or grant options, warrants, calls or other rights to purchase or otherwise acquire membership interests or shares of the capital stock or other equity securities of the TARGET or any of its Subsidiaries;
               (iii) effect any recapitalization, reclassification or like change in the capitalization of the TARGET or any of its Subsidiaries;
               (iv) amend the certificate of incorporation or by-laws or comparable organizational documents of the TARGET or any of its Subsidiaries;
               (v) (A) materially increase the annual level of compensation of any director or executive officer of the TARGET or any of its Subsidiaries, (B) grant any increased bonus, benefit or other direct or indirect compensation to any director or executive officer, (C) increase the coverage or benefits available under any (or create any new) TARGET Benefit Plan or (D) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which the TARGET or any of its Subsidiaries is a party or involving a director or executive officer of the TARGET or any of its Subsidiaries, except, in each case, as required by applicable Law from time to time in effect or by the terms of any Benefit Plans;
               (vi) subject to any Lien any of the properties or assets (whether tangible or intangible) of the TARGET or any of its Subsidiaries, except for Permitted Liens;
               (vii) acquire any properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the properties or assets of the TARGET and its Subsidiaries (except in the Ordinary Course of Business or for the purpose of disposing of obsolete or worthless assets);
               (viii) cancel or compromise any debt or claim or waive or release any material right of the TARGET or any of its Subsidiaries except in the Ordinary Course of Business);
               (ix) enter into any commitment for capital expenditures of the TARGET and its Subsidiaries in excess of $50,000 for any individual commitment and $100,000 for all commitments in the aggregate;
               (x) enter into, modify or terminate any labor or collective bargaining agreement of the TARGET or any of its Subsidiaries;
               (xi) permit the TARGET or any of its Subsidiaries to enter into or agree to enter into any merger or consolidation with any Person;

               (xii) except as required by applicable Law, make or rescind any election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or make any change to any of its methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy from those employed in the preparation of its most recent Tax Return;
               (xiii) amend, modify, or terminate any Contract or group of related Contracts or enter into a Contract or group of related Contracts with annual payments in excess of $50,000;
               (xiv) incur any Indebtedness not in the Ordinary Course of Business;
               (xv) engage in any transaction, arrangement or contract with any officer, director, shareholder or other insider except in the Ordinary Course of Business;
               (xvi) delay the payment of any material accounts payable;
               (xvii) accelerate the collection of or discounting any material accounts receivable;
               (xviii) make any change in its customs or practices regarding cash management;
               (xix) make any change in its customs or practices regarding cash or other distributions;
               (xx) take any action that would require disclosure under Section 3.6;
               (xxi) make any material change in its Business Guidelines; or
               (xxii) authorize any of, or commit or agree to do anything prohibited by this Section 6.5.
     6.6 Full Access. Until the Closing or earlier termination of this Agreement, the Sellers shall cause TARGET and its Subsidiaries to provide the Buyer and its accountants, counsel and other representatives and financing sources reasonable access during normal business hours to all the properties, books, contracts, commitments, tax returns and records of TARGET and its customers, employees, Subsidiaries, and, during such period, shall furnish promptly to the Buyer any information concerning TARGET and its Subsidiaries that the Buyer may reasonably request, in each case, at the Buyer’s sole expense; provided, however, that (a) such access does not unreasonably disrupt the normal operations of TARGET and its Subsidiaries and (b) TARGET and its Subsidiaries are under no obligation to disclose to the Buyer any information the disclosure of which is restricted by any Contract or applicable law. No information obtained pursuant to this Section 6.6 shall be deemed to amend or supplement the Disclosure Schedules or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

     6.7 Notice of Developments. Each Party will give prompt written notice to the other Parties of any notice or development which has caused or could reasonably be expected to result in a breach of or inaccuracy in any of its own representations and warranties in Article 3 or Article 4. No such written notice shall be deemed to have amended and qualified the representations and warranties in Article 3 or Article 4, or to have cured any breach of or inaccuracy in a representation or warranty that otherwise might have existed.
     6.8 Exclusivity. From the Effective Date until the Closing or earlier termination of this Agreement, the Sellers will not (and will not permit TARGET or any of its Subsidiaries, or any of their directors, officers, managers, or advisors to), directly or indirectly, initiate, encourage, negotiate with, engage in discussions with, accept any proposal or offers from, or provide any non-public information or access to any Person relating to the acquisition of all or substantially all of the equity securities or assets of TARGET or its Subsidiaries (including any acquisition structured as a merger, consolidation, recapitalization or share exchange). This Section 6.8 does not supercede the exclusivity agreement between the Buyer and the Sellers’ Committee dated September 28, 2006.
6.9 Insurance, Exculpation.
          (a) All rights to indemnification and exculpation (including the advancement of expenses) from liabilities for acts or omissions occurring at or prior to the Closing existing as of the Effective Date in favor of the current or former directors, managers, officers and employees of TARGET and/or any of its Subsidiaries, as provided in the articles of organization, the articles of incorporation, the operating agreement, the bylaws or any indemnification agreements of any of TARGET or any of its Subsidiaries and pursuant to applicable law shall survive the Transactions and shall continue in full force and effect without amendment, modification or repeal in accordance with their terms for a period of not less than six (6) years after the Closing; provided, however, that if any claims are asserted or made within such period, all rights to indemnification (and to advancement of expenses) hereunder in respect of any such claims shall continue, without diminution, until disposition of any and all such claims.
          (b) Within 10 business days prior to the Closing, the Sellers’ Committee may elect and, upon such election promptly after the Closing the Buyer shall cause, the TARGET and its Subsidiaries to maintain in effect to the extent available and at the Sellers’ sole cost and expense, standard policies of directors’ and officers’ liability insurance in an aggregate coverage amount not less than the coverage amounts maintained by TARGET and its Subsidiaries as of the Effective Date and including coverage with respect to claims arising from facts or events that occurred before the Closing.
          (c) The provisions of this Section 6.9 are intended to be for the benefit of, and enforceable by, each Person indemnified pursuant to this Section 6.9, his or her heirs and his or her representatives
     6.10 Tax Matters.
          (a) For any taxable period of the TARGET or any of its Subsidiaries that includes (but does not end on) the Closing Date (any such taxable period, a “Straddle Period”), the Buyer will timely prepare and file with the appropriate governmental Persons all

Tax Returns required to be filed by the TARGET and its Subsidiaries and will pay all Taxes due with respect to such Tax Returns. The Buyer will furnish such Tax Returns and related work papers and supporting information to the Sellers’ Committee and its tax advisers for their review and comment at least 45 business days prior to the due date (or extended due date that has been approved by the Sellers’ Committee) for filing such Tax Returns. Simultaneous with furnishing such Tax Returns to the Sellers’ Committee, the Buyer shall provide a written statement to the Sellers’ Committee setting forth the amount of Taxes owing on such Tax Returns that, in accordance with Section 6.10(e), it believes is owing by the Sellers. Should the Sellers’ Committee disagree with the calculation of Taxes shown as being due on such Tax Returns or the amount of Taxes owing thereon that the Buyer believes is owing by the Sellers, it shall provide written notification thereof (such notice, a “Tax Dispute Notice”) to the Buyer within 30 business days of the due date for the filing of such Tax Returns, and the Buyer and the Sellers’ Committee shall cause their respective tax advisers to confer in good faith to seek to resolve such disagreement to the satisfaction of the Buyer and the Sellers’ Committee. If the Buyer and the Sellers’ Committee are unable to resolve such disagreement within 15 business days after the date on which the Tax Dispute Notice has been provided, then such disagreement shall be resolved pursuant to Section 6.10(p) hereof. The Sellers shall not be responsible for any Taxes for a Straddle Period to the extent that a liability therefor has been accrued on the Final Closing Balance Sheet. The Sellers shall not be responsible for any Taxes for a Straddle Period resulting from the Buyer or, after the Closing, the TARGET or the Subsidiaries amending the related Tax Returns in a manner not consistent with the past practice of the TARGET or any of its Subsidiaries in the preparation of Tax Returns for prior periods. The Sellers shall not be responsible for any interest or penalties resulting from the Buyer’s failure to timely file the Tax Returns for any Straddle Period or failure to timely pay the Taxes shown to be due thereon. To the extent that the Sellers are responsible for any Taxes for a Straddle Period pursuant to this Section 6.10(a) or for a Prior Period pursuant to Section 6.10(b), the amount thereof up to and including $2,000,000 shall first be withdrawn from the Escrow Amount and used to pay such Taxes, and the Sellers severally, but not jointly, agree to pay any such Taxes in excess of $2,000,000; provided, however, in no event shall any Seller be liable for payments or Tax Losses pursuant to this Section 6.10 or Losses pursuant to Article 9 aggregating in excess of the Seller’s Indemnity Purchase Price Cap for such Seller.
          (b) For any taxable period of the TARGET or any its Subsidiaries that ends on or before the Closing Date for which any Tax Returns by the TARGET and its Subsidiaries are due after the Closing Date (any such taxable period, a “Prior Period”), the Sellers’ Committee will cause to be filed with the appropriate governmental Persons all such Tax Returns required to be filed by the TARGET and its Subsidiaries and the Buyer will timely provide to the Sellers’ Committee and its tax advisers all information relating to the TARGET and its Subsidiaries that they request in order to prepare such Tax Returns. The Sellers’ Committee will furnish such Tax Returns and related work papers to the Buyer and its tax advisers for their review and comment at least 45 business days prior to the due date (or extended due date that has been approved by the Buyer) for filing such Tax Returns. Simultaneous with furnishing such Tax Returns to the Buyer, the Sellers’ Committee shall provide a written statement to the Buyer setting forth the amount of Taxes owing on such Tax Returns that it believes is owing by the Sellers. Should the Buyer disagree with the calculation of Taxes shown as being due on such Tax Returns or the amount of Taxes owing thereon that the Sellers’ Committee believes is owing by the Sellers, it shall provide a Tax Dispute Notice to the Sellers’ Committee within 30 business days of the due date for the filing of such Tax Returns, and the Buyer and the Sellers’ Committee shall cause their respective tax advisers to confer in good faith to seek to resolve such disagreement to the satisfaction of the Buyer and the Sellers’ Committee. If the Buyer and the Sellers’ Committee are unable to resolve such disagreement within 15 business days after the date on which the Tax Dispute Notice has been provided, then such disagreement shall be resolved pursuant to Section 6.10(p) hereof. The Buyer will cause the TARGET and the Subsidiaries, as the case may be, to execute and return the Tax Returns to the Sellers’ Committee along with the amount of the Taxes shown as payable thereon that a liability therefor was accrued on the Final Closing Balance Sheet, so that the Sellers’ Committee can cause the Tax Returns to be timely filed and the Taxes to be timely paid. The Sellers shall not be responsible for any Taxes for a Prior Period to the extent that a liability therefor has been accrued on the Final Closing Balance Sheet. The Sellers shall not be responsible for any Taxes for a Prior Period resulting from the Buyer or, after the Closing, the TARGET or the Subsidiaries amending the related Tax Returns in a manner that is inconsistent with the past practice of the TARGET or any of its Subsidiaries in the preparation of Tax Returns for prior periods.
          (c) Subject to the terms and conditions of this Section 6.10, the Sellers (severally, not jointly) will defend, indemnify and hold the Buyer harmless from and against any loss, damage, liability, or expense, including reasonable fees for attorneys and consultants, incurred in contesting or otherwise in connection with (i) any breach of the representations and warranties set forth in Section 3.22 of this Agreement and (ii) the following Taxes, but only to the extent such Taxes have not been paid prior to the Closing or adequately provided for by a liability accrued for Taxes on the Final Closing Balance Sheet (subsections (i) and (ii) of this Section 6.10(c), the “Tax Losses”): (A) the non-payment prior to the Closing of Taxes owed by the TARGET or any of its Subsidiaries for any Prior Period and for the portion through the Closing for any Straddle Period, and (B) the non-payment of Taxes of any other Person imposed on, but not paid prior to the Closing by such other Person, the TARGET or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, which Taxes relate to an event or transaction occurring before the Closing, to the extent in each of clause (A) or (B) the amount of such Taxes does not result from a Tax Return filed or amended by the Buyer or, after the Closing, the TARGET or the Subsidiaries that is inconsistent with the past practices of the TARGET and its Subsidiaries. The defense and indemnity obligation pursuant to this Section 6.10(c), along with the Taxes for which the Sellers are responsible pursuant to Section 6.10(a) and (b), shall be satisfied first from the Escrow Amount until the aggregate amount thereof totals $2,000,000, and the Sellers, severally but not jointly, shall be responsible for any amount in excess thereof; provided, however, in no event shall any Seller be liable for payments or Tax Losses pursuant to this Section 6.10 or Losses pursuant to Article 9 in excess of the Seller’s Indemnity Purchase Price Cap of such Seller. The representations and warranties contained in or made pursuant to Section 3.22 shall survive indefinitely unless a statute of limitations applies to claims of third parties in which case, with respect to such claims, such representations and warranties shall expire sixty (60) days following the expiration of the applicable statute of limitations (including extensions thereof).
          (d) Subject to the terms and conditions of this Agreement, the Buyer will cause the TARGET and its Subsidiaries to defend, indemnify and hold the Sellers harmless from and against all Tax Losses arising out of or related to Taxes of the TARGET or any of its Subsidiaries for all post-Closing taxable periods (except in the case of a Straddle Period, in which case such indemnity will cover only that portion of any such Taxes that are not allocable to the pre-Closing taxable period pursuant to Section 6.10(e)).

          (e) In the case of any Straddle Period, the Taxes of the TARGET or any of its Subsidiaries allocable to pre-Closing taxable periods will be computed as if such taxable period ended as of the Closing except in the case of Taxes that are imposed on a periodic basis and measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) the portion allocable to the pre-Closing period shall be the product of such Taxes multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.
          (f) If a party is responsible for the payment of Taxes pursuant to this Section 6.10 (the “Tax Indemnifying Party”) and the other party to this Agreement (the “Tax Indemnified Party”) receives notice of any deficiency, proposed adjustment, assessment, audit, examination, suit, dispute or other claim with respect to such Taxes which, if determined adversely to the taxpayer, would be grounds for indemnification under this Section 6.10 (a “Tax Claim”), the Tax Indemnified Party will promptly notify the Tax Indemnifying Party in writing of such Tax Claim, but the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party of any liability it may have to the Indemnified Party, except (i) if notice is not promptly given, the Tax Indemnifying Party shall not be liable for any legal or accounting costs incurred before such notice is actually given, or any interest or similar charge accruing between the time notice should have been given and the time notice is actually given, and (ii) the Tax Indemnifying Party shall not be liable to the extent that, but for such failure, the Tax Indemnifying Party could have avoided all or a portion of the Taxes or other costs indemnifiable hereunder in question. The notice shall be accompanied by copies of the notice and other documentation received by the Tax Indemnified Party.
          (g) With respect to any Tax Claim, the Tax Indemnifying Party will assume and control all proceedings taken in connection with such Tax Claim and, without limiting the foregoing, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any applicable governmental Persons with respect thereto, and may either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner; provided, however, that the Tax Indemnifying Party will consult with the Tax Indemnified Party in the negotiation and settlement of any Tax Claim and the Tax Indemnifying Party will not, without the written consent of the Tax Indemnified Party, which consent shall not be unreasonably withheld, settle or compromise any Tax Claim in any manner if such settlement or compromise would have the effect of increasing the Taxes of the Indemnified Party (“Indemnified Party Tax Increase”), provided, however, that the consent of the Tax Indemnified Party will not be required if the Tax Indemnifying Party indemnifies the Tax Indemnified Party for all Tax Losses attributable to such Indemnified Party Tax Increase; provided, further, that, to the extent that a Tax Claim relates to a Straddle Period, the Sellers’ Committee and the Buyer will jointly control all proceedings taken in connection with any such Tax Claim.
          (h) The Tax Indemnified Party will cooperate with the Tax Indemnifying Party in contesting any Tax Claim, which cooperation will include the retention and (upon the Tax Indemnifying Party’s request) the provision to the Tax Indemnifying Party of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.
          (i) Neither party will settle or compromise a Tax Claim relating solely to Taxes of the TARGET or any of its Subsidiaries for a Straddle Period without the other party’s written consent which consent shall not be unreasonably withheld. The consent of the Sellers may be exercised by the Sellers’ Committee.
          (j) The Sellers and the Buyer agree that any indemnification payments made pursuant to this Section 6.10 will be treated by the parties on their Tax Returns as an adjustment to the Final Purchase Price, unless a final determination by a relevant taxing authority causes any such payment not to be treated as an adjustment to the Final Purchase Price for Tax purposes.
          (k) To the extent that the Sellers are the Tax Indemnifying Party, their liability shall be several, not joint, and the liability of any Seller for any amount pursuant to this Section 6.10 and Article 9 shall not exceed in the aggregate the Seller’s Purchase Price Indemnity Cap of such Seller.
          (l) The obligations of the parties pursuant to this Section 6.10 shall survive until the expiration of the statute of limitations for the related Taxes.
          (m) The Tax Losses for which the Buyer is entitled to indemnification pursuant to this Section 6.10 shall be reduced by any Tax benefits (including without limitation Tax refunds) for the Tax years preceding or following the Tax year of additional Taxes related to the adjustments causing the additional Taxes to the extent such Tax benefits are actually realized or realizable, consistent with such historical GAAP practices of TARGET in calculating and valuing deferred tax assets for financial reporting by the TARGET, its Subsidiaries or the Buyer.
          (n) The Sellers shall not be responsible for any Taxes for the pre-Closing period resulting from a Tax Return amended by the Buyer or, after the Closing, the TARGET or the Subsidiaries that is inconsistent with the past practices of the TARGET and its Subsidiaries.
          (o) The indemnification obligations of the parties with respect to Taxes shall be governed by this Section 6.10 rather than Article 9 of this Agreement. Except in the case of fraud, the remedies provided for in this Section 6.10 shall be exclusive with respect to Taxes and shall preclude assertion by any Tax Indemnified Party of any other rights or the seeking of any and all other remedies against the Tax Indemnifying Party for Tax claims based on this Agreement. In no event shall the mere breach of a representation or warranty be used as evidence of or deemed to constitute bad faith, misconduct or fraud. Each party hereby waives any provision of Law to the extent that it would limit or restrict the agreement contained in this Section 6.10(o).
          (p) If at the end of the applicable dispute resolution period no resolution is reached, either the Buyer or the Sellers’ Committee may request that the disagreement be resolved by the Accounting Firm. The calculation of the Taxes due and the Party(ies) responsible for the payment thereof shall be made by such firm within the range of the respective calculations of the Buyer and the Sellers’ Committee and when so made shall be conclusive, and shall be binding on, and nonappealable by, the Parties. The fees and disbursement of such firm shall be borne by the Party requesting such independent resolution, or equally by the Parties requesting such resolution.
          (q) The Buyer shall retain or cause to be retained all Tax Returns, schedules and work papers, records, and other documents relating to Tax matters of the TARGET and the Subsidiaries for each taxable period first ending after the Closing Date and for all prior taxable periods until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate; provided, that the Buyer shall not dispose of any such Tax Returns, schedules, work papers, records and other documents relating thereto without first notifying the Sellers’ Committee and, if the Sellers’ Committee reasonably requests, providing the Sellers’ Committee a reasonable period of time in which to assume possession of such documents.
          (r) If there is a disposition of all or part of the TARGET and/or any of its Subsidiaries, their assets, or their businesses, or if there is a change of control of the TARGET and/or any of its Subsidiaries, the Buyer agrees to ensure that the purchaser of or successor to such company, assets or business is contractually obligated to and in fact does comply with the provisions of this Section 6.10 and the provisions for access to and retention of records.
     6.11 Non-Competition; No Solicitation. In consideration of the Buyer’s agreement to enter into this Agreement, and as a condition thereto, each Seller covenants and agrees as follows:
          (a) During the period from the Closing Date to and including, the second anniversary of the Closing Date (for each Seller, respectively, the “Restricted Period”), such Seller shall not, directly or indirectly, own any interest in, manage, control, participate in (whether as an owner, operator, manager, consultant, officer, director, employee, investor, agent, representative or otherwise) or in any manner engage in the non-standard automobile insurance business and premium financing relating thereto (the “Prohibited Business”), or consult with or render services for any Person that is engaged in the Prohibited Business or in any activity that competes directly or indirectly with the Prohibited Business, anywhere in the Applicable Area. Notwithstanding the foregoing, nothing contained in this Section 6.11(a) shall limit the right of any Seller to (i) hold and make passive investments in equity securities of any Person, provided that (A) the equity securities of such Person are publicly traded on a securities exchange, or admitted to trading privileges thereon, or actively traded in a generally recognized over the counter market and (B) any aggregate beneficial equity interest therein of any such Seller shall be less than five percent (5%) of the outstanding equity interests in such Person, (ii) provide services or products to any Person of a type or kind that relates to such Seller’s ordinary course of business other than management or consulting services or the Prohibited Business or (iii) sell, purchase, or lease tangible property to or from any Person. Further, the provisions of this Section 6.11(a) shall not apply to (x) any investments of the Louisiana Department of Economic Development and (y) Kenneth Champagne, Terry Doming, and Sabrina Green (the Persons identified in clauses (x) and (y) the “Excluded Persons”).
          (b) During the Restricted Period, such Seller shall not anywhere in the Applicable Area directly or indirectly through another entity (whether as an owner, operator,

manager, consultant, officer, director, employee, investor, agent, representative or otherwise): (i) solicit or induce or attempt to induce any employee of the TARGET or any of its Subsidiaries to leave the employ of the TARGET or any of its Subsidiaries, or in any way interfere with the relationship between the TARGET or any of its Subsidiaries and any employee thereof, except through general advertising and solicitation, (ii) hire any officer or senior manager of the TARGET or any of its Subsidiaries as of the Effective Date who is identified on Schedule 6.11(b) hereto unless the employment of such officer or senior manager has been terminated by the TARGET or its Subsidiaries, as the case may be, (iii) except for the Excluded Persons, attempt to sell non-standard automobile insurance and premium financing relating thereto, to any of the TARGET’s or any of its Subsidiaries’ customers, (iv) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee, lessor or other business relation of the TARGET or any of its Subsidiaries (or any prospective customer, supplier, licensee, licensor, franchisee, lessor or other business relation with which the TARGET or any of its Subsidiaries has entertained discussions regarding a prospective business relationship so known), in each case known by such Seller to be such, to cease or refrain from doing business with the TARGET or any of its Subsidiaries, or in any way interfere with the relationship (or prospective relationship) between any such customer, supplier, licensee, licensor, franchisee or other business relation and the TARGET or any of its Subsidiaries (including, without limitation, making any negative statements or communications about the TARGET or any of its Subsidiaries) (provided the foregoing shall not restrict such Seller from providing services to any Person of a type or kind that relates to such Seller’s ordinary course of business that is not the Prohibited Business) or (v) except for Excluded Persons, directly or indirectly acquire or attempt to acquire an interest in any business which is engaged in the Prohibited Business or with which the TARGET has entertained discussions or has requested and received information relating to the acquisition of such business by the TARGET or any of its Subsidiaries as of the Closing Date, to the extent known by such Seller.
          (c) Such Seller will not, at any time during or after the Restricted Period, knowingly make any negative or disparaging statements or communications regarding the Buyer, the TARGET or any of its Subsidiaries, or any of their shareholders, directors, officers, employees, or agents (subject, however, to such Seller’s rights to make statements or communications within the formal process of any arbitration or litigation to enforce the obligations of the Buyer under this Agreement).
          (d) The Parties acknowledge and agree that the covenants set forth in this Section 6.11 are reasonable with respect to period and scope. Notwithstanding anything in this Section 6.11 to the contrary, if at any time, in any judicial proceeding, any of the restrictions stated in this Section 6.11 are found by a final order of a court of competent jurisdiction to be unreasonable or otherwise unenforceable under circumstances then existing, each Seller agrees that the period or scope, as the case may be, shall be reduced to the extent necessary to enable the court to enforce the restrictions to the extent such provisions are allowable under law, giving effect to the agreement and intent of the Parties that the restrictions contained herein shall be effective to the fullest extent permissible. In addition, each Seller acknowledges and agrees that money damages may not be an adequate remedy for any breach or threatened breach of the provisions of this Section 6.11 and that, in such event, the Buyer and/or its respective successors or assigns shall, in addition to any other rights and remedies existing in their favor, be entitled to specific performance, injunctive and/or other relief from any court of competent jurisdiction in order to enforce or prevent any violations of the provisions of this Section 6.11 (including the extension of the Restricted Period applicable to any Seller by a period equal to the length of court proceedings necessary to stop such violation), provided that such Seller is found to have been in violation of the provisions of this Section 6.11. In the event of an alleged breach or violation by any Seller of any of the provisions of this Section 6.11, the Restricted Period will be tolled for such Seller until such alleged breach or violation is resolved; provided that if such Seller is found to have not violated the provisions of this Section 6.11, then the Restricted Period will not be deemed to have been tolled. Each Seller agrees that the restrictions contained in this Section 6.11 are reasonable in all respects and are necessary to protect the goodwill of the businesses of the Company. The rights and remedies set forth in Article 9 of this Agreement shall be in addition to, and not exclusive or preclusive of, all other rights and remedies available to Buyer for claims against a Seller based upon such Seller’s violations of this Section 6.11. In connection with any claim made pursuant to this Section 6.11, no Seller shall be liable for a violation by any other Seller.
          (e) With respect to each Seller other than Greg Tramontin, “Applicable Area” means (a) the parishes in the State of Louisiana identified in Exhibit E, and (b) the counties identified in Exhibit E of the states of Missouri, Illinois, Indiana, Michigan, South Carolina, Florida, Texas, New Mexico, Arizona, Utah and California; provided, however, that if at the relevant time of enforcement the Buyer (or its successor or assign) has fully and finally stopped doing the Prohibited Business in a parish, county or other area defined herein, the Applicable Area will cease to include that abandoned parish, county or other area defined herein where the Buyer (or its successor or assign) no longer does the Prohibited Business. With respect to Greg Tramontin, “Applicable Area” means (a) the parishes in the State of Louisiana identified in Exhibit E, and (b) the counties identified in Exhibit E of the states Illinois and Alabama; provided, however, that if at the relevant time of enforcement the Buyer (or its successor or assign) has fully and finally stopped doing the Prohibited Business in a parish, county or other area defined herein, the Applicable Area will cease to include that abandoned parish, county or other area defined herein where the Buyer (or its successor or assign) no longer does the Prohibited Business.
          (f) It is acknowledged and agreed by the Parties that the Additional Non-Compete Consideration shall be paid to Mr. Ernst in consideration and support of his obligations under this Section 6.11. Mr. Ernst has substantial business knowledge and expertise in the conduct of the Business and has had access to the valuable confidential information, methods of doing business and trade secrets of the TARGET. The Parties acknowledge and agree that Buyer’s entering into this agreement was conditioned upon Mr. Ernst being subject to this Section 6.11.
     6.12 Release. Effective upon the Closing, each Seller hereby irrevocably waives, releases and discharges forever the TARGET and each of its Subsidiaries from any and all liabilities and obligations to, and agreements with, such Seller of any kind or nature whatsoever, whether in his or its capacity as a Seller hereunder, as a stockholder, director, officer or employee of the TARGET or any of its Subsidiaries or otherwise, including, without limitation, in respect of rights of contribution or indemnification, in each case whether absolute or contingent, liquidated or unliquidated, and whether arising hereunder or under any other agreement or understanding or otherwise at Law or equity, and each Seller hereby covenants and agrees that it, he or she will not seek to recover any amounts in connection therewith or thereunder from the TARGET or any of its Subsidiaries. Notwithstanding the foregoing in this

Section 6.12, the foregoing release shall not apply to claims to payments and other rights and remedies of any Seller (a) under this Agreement, including, without limitation, under Article 2, Section 6.9, Section 6.10, and Article 9, and (b) if such Seller is an employee of the TARGET or any of its Subsidiaries, in respect of (i) the current year’s accrued but unpaid compensation and other benefits, payments and rights thereunder provided in agreements between them, which agreements are set forth in Schedule 6.12, (ii) such employee’s outstanding benefits under the TARGET’s Benefit Plans as of the Closing Date, (iii) under any agreement to be entered into as contemplated by this Agreement, or (iv) under a policy of insurance providing coverage or defense to any Seller or (c) as an insured or claimant under any Insurance Policy or (d) as set forth on Schedule 6.12.
     6.13 Drag-Along. Each Seller’s signature to this Agreement constitutes such Seller’s election as a Member (as defined in the Operating Agreement) to implement the Drag-Along provision of Section 10.12(A)(i) of the Operating Agreement (the “Drag-Along”) to timely effect the transfer to Buyer of 100% of the issued and outstanding Units of TARGET. Upon Buyer’s written instruction to the Sellers’ Committee or the Sellers to effect the Drag-Along, the Sellers shall promptly enforce Section 10.12(A)(i) and require each of the other Members to execute and deliver to Buyer a counterpart to this Agreement to be enforceable against such other Member as of the Effective Date and to participate in the Transactions to effect Buyer’s acquisition of 100% of the issued and outstanding equity interests (including any equity interests represented by the Options) of TARGET.
ARTICLE 7
CONDITIONS TO OBLIGATION TO CLOSE
     7.1 Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction of the following conditions:
          (a) the representations and warranties of the Sellers set forth in Article 3 shall be true and correct in all material respects (except for any representations and warranties that are qualified by the concept of materiality, which shall be true and correct in all respects) at and as of the Closing Date except to the extent such representations and warranties by their terms speak as of an earlier date;
          (b) the Sellers shall have performed and complied in all material respects with the agreements, covenants, obligations and conditions required by this Agreement to have been performed or complied with by them prior to or at the Closing;
          (c) the Buyer shall have received a certificate, dated as of the Closing Date, signed by the Sellers’ Committee, on behalf of Sellers, certifying that the conditions specified in Sections 7.1(a) and (b) and have been fulfilled;
          (d) no applicable law or injunction enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Transactions shall be in effect; provided, however, that each of Sellers and the Buyer shall have used their respective commercially reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered;
          (e) (i) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated, and (ii) the Parties shall have received all other authorizations, consents and approvals of Governmental Entities referred to in Section 3.4 and Section 4.4 above, including without limitation the requisite approvals of the Insurance Departments;
          (f) the Buyer shall have received the resignations, effective as of the Closing, or evidence of removal as of the Closing, of all members of the Board of Managers or Board of Directors, as the case may be, of TARGET and each of its Subsidiaries
          (g) the TARGET and each of its Subsidiaries, as applicable, shall have received (and delivered to Buyer) payoff letters (each a “Payoff Letter”) executed by the lenders identified on Exhibit F (containing obligations to release all Liens of record in connection therewith and to file related UCC-3 termination statements (in form and substance satisfactory to Buyer) relating to the repayment and satisfaction in full of the Indebtedness of the TARGET and its Subsidiaries other than the Excluded Debt;
          (h) the Sellers’ Committee shall have delivered to Buyer a certificate of the Secretary of each of the TARGET and each of its Subsidiaries, dated the Closing Date, attaching and certifying the organizational documents of the TARGET and each of its Subsidiaries and the resolutions of the Board of Managers of TARGET approving the transactions contemplated by this Agreement;
          (i) the Sellers’ Committee shall have delivered to Buyer good standing or similar certificates for the TARGET and each of the Subsidiaries from the State or jurisdiction of each such Person’s organization and for each other jurisdiction where the TARGET or any of its Subsidiaries is required to be qualified to do business;
          (j) the Sellers’ Committee shall have delivered the consents and notices listed on Schedule 3.4; and
          (k) each of the Sellers’ Committee and the Escrow Agent shall have entered into the Escrow Agreement.
     All such agreements, documents and other items shall be in form and substance consistent with the terms of this Agreement. The Buyer may waive any condition specified in this Section 7.1 by a writing so stating delivered to the Sellers at or prior to the Closing.
     7.2 Conditions to Obligation of Sellers. The obligation of the Sellers to consummate the Transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:
          (a) the representations and warranties of the Buyer set forth in Article 4 shall be true and correct in all material respects (except for any representations and warranties that are qualified by the concept of materiality, which shall be true and correct in all respects) at and as of the Closing Date except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such earlier date;
          (b) the Buyer shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to have been performed or complied with by it prior to or at the Closing;
          (c) the Sellers’ Committee, on behalf of Sellers, shall have received a certificate from the Buyer, dated as of the Closing Date, signed by an officer of the Buyer, certifying that the conditions specified in Sections 7.2(a) and (b) have been fulfilled;
          (d) no applicable law or injunction enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Transactions shall be in effect; provided, however, that each of Sellers and the Buyer shall have used their respective commercially reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered;
          (e) the Buyer shall have delivered to the Sellers the Closing Cash Payment less the Escrow Amount as contemplated by Section 2.4(a)(ii)(A) and (b) and to the Escrow Agent the Escrow Amount; and
          (f) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties shall have received all other authorizations, consents and approvals of Governmental Entities referred to in Section 3.4 and Section 4.4; and
          (g) each of the Buyer and the Escrow Agent shall have entered into the Escrow Agreement.
     Except for the conditions contained in paragraphs (b) and (f) of this Section 7.2, the Sellers may waive any condition specified in this Section 7.2 by a writing signed by Sellers’ Committee so stating delivered to the Buyer at or prior to the Closing.
     7.3 Deemed Waiver. If either Party is not obligated at the Closing to perform pursuant to this Agreement, the Party not so obligated may terminate this Agreement by delivering to the other Party notice of termination in writing in accordance with Article 8. Provided however, if either Party is not obligated to perform pursuant to this Agreement, but nevertheless elects to perform, and the other Party is obligated to perform, the Parties shall proceed with the consummation of this Agreement as if all Parties were obligated to do so.
     7.4 Frustration of Closing Conditions. None of the Sellers or the Buyer may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its commercially reasonable best efforts to cause the Closing to occur, as required by Section 6.1.
     7.5 Specific Performance. Each Party shall be entitled to specific performance in the event the other Party fails to perform any of its obligations which are conditions to the Closing.

ARTICLE 8
TERMINATION
     8.1 Termination of Agreement. The Parties may terminate this Agreement as provided below:
          (a) the Parties may terminate this Agreement by mutual written consent of the Sellers’ Committee and the Buyer at any time prior to the Closing;
          (b) the Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to Closing (i) in the event the Sellers have breached any material representation, warranty or covenant contained in this Agreement, the Buyer has notified the Sellers of the breach, and, if of a type which can be cured, the breach has continued without cure for a period of thirty (30) days after the notice of breach, or (ii) if the Closing shall not have occurred on or before March 31, 2007, by reason of the failure of any condition precedent under Section 7.1 (unless the failure results primarily from the Buyer breaching any representation, warranty or covenant contained in this Agreement);
          (c) the Sellers may terminate this Agreement by the Sellers’ Committee giving written notice to the Buyer at any time prior to Closing (i) in the event the Buyer has breached any material representation, warranty or covenant contained in this Agreement, the Sellers’ Committee has notified the Buyer of the breach, and, if of a type which can be cured, the breach has continued without cure for a period of thirty (30) days after the notice of breach, or (ii) if the Closing shall not have occurred on or before March 31, 2007, by reason of the failure of any condition precedent under Section 7.2 (unless the failure results primarily from the Sellers breaching any representation, warranty or covenant contained in this Agreement);
          (d) the Buyer may terminate this Agreement by giving written notice to the Sellers’ Committee no later than October 13, 2006, in the event that the Sellers have not delivered to Buyer signed and released counterparts to this Agreement representing 100% of the issued and outstanding equity interests and Options of the TARGET prior to or on October 12, 2006 (the “Determination Date”).
     8.2 Effect of Termination.
          (a) Except as hereinafter provided in this Section 8.2, if either Party terminates this Agreement pursuant to Section 8.1, all rights and obligations of the Parties hereunder shall terminate without any liability of either Party; provided, however, that the confidentiality provisions contained in Section 6.4 shall survive any such termination and the Buyer shall return to Sellers’ Committee all documents and other material received from the Sellers, TARGET or any of its Subsidiaries, whether so obtained before or after the Effective Date.
          (b) In the event the Buyer terminates this Agreement pursuant to Section 8.1(b)(i), the Buyer shall be entitled to pursue all legal and equitable remedies against the Sellers responsible for such breach (it being understood and agreed that the liability of Sellers is several, not joint).
          (c) In the event the Sellers terminate this Agreement pursuant to Section 8.1(c)(i), the Sellers shall be entitled to pursue all legal and equitable remedies against the Buyer for such breach.
          (d) All costs, fees and expenses (including reasonable attorney’s fees and expenses) incurred by the nonbreaching Party in connection with enforcing its rights hereunder with respect to a breach shall be paid by the breaching Party.
     8.3 Fees and Expenses.
          (a) Except as otherwise provided herein, the reasonable costs, fees and expenses incurred in connection with the negotiation, drafting and execution of this Agreement and the Related Document and the consummation of the Transactions (including the reasonable fees and expenses of counsel, accountants and financial advisors) shall be paid by the Party incurring such fees or expenses; provided that the costs, fees and expenses incurred by the Sellers shall be paid by TARGET.
          (b) The Buyer, on the one hand, and the Sellers on the other hand, shall pay 50/50 all transfer, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer gains Taxes and including any filing and recording fees) and related amounts (including any penalties, interest and additions to Tax) incurred in connection with this Agreement, the Related Document and the Transactions (“Transfer Taxes”). Each Party shall use commercially reasonable efforts to avail itself of any available exemptions from any such Transfer Taxes, and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions.
ARTICLE 9
SURVIVAL; INDEMNIFICATION
     9.1 Survival. The representations and warranties contained in or made pursuant to this Agreement shall expire on the eighteen month anniversary of the Closing; except for (a) claims for the breach of any representation or warranty contained in Sections 3.1 (Ownership), 3.2 (Organization), or 3.3 (Capitalization) (“Fundamental Representations”), which claims shall survive indefinitely; (b) the representations and warranties in Sections 3.20 (Employee Benefits), 3.24 (Environmental) and 3.25 (Broker’s Fees) shall survive indefinitely unless a statute of limitations applies to claims of third parties in which case, with respect to such claims, such representations and warranties shall expire sixty days following the expiration of the applicable statute of limitations (including extensions thereof). Thereafter, no Party shall be under any liability whatsoever with respect to any such representation or warranty. The covenants and agreements contained herein to be performed or complied with after the Closing shall survive in accordance with their respective terms or, absent a specific term, until expiration of the applicable statute of limitations. This Article 9 shall survive the Closing and shall remain in effect (x) with respect to Sections 9.2(a)(ii) and 9.2(b)(ii), to the extent those Sections relate to the covenants requiring performance (X) prior to the Closing (“Pre-Closing Covenants”), for 18 months after the Closing (unless a Pre-Closing Covenant relates to the subject matter of any representation or warranty that survives the Closing for a period longer that eighteen months, then such Pre-Closing Covenant shall survive the Closing for the period of time that such representation and warranty survives the Closing), and (Y) after the Closing, so long as the applicable covenant survives, (y) so long as the relevant representations and warranties survive, with respect to Sections 9.2(a)(i) and 9.2(b)(i), to the extent those Sections relate to the covenants requiring performance (X) prior to the Closing (“Pre-Closing Covenants”), for 18 months after the Closing, (Y) after the Closing, so long as the applicable covenant survives and (z) with respect to Section 9.2(b)(iii), indefinitely. Notwithstanding the foregoing, this Article 9 shall not apply to Sections 3.22 and 6.10, which shall be governed by Section 6.10.
     9.2 Indemnification.
          (a) Subject to the conditions set forth in this Article 9, the Sellers (severally and not jointly) shall indemnify the Buyer and each of its Affiliates and their respective shareholders, subsidiaries, Affiliates, officers and directors, employees and agents and their respective permitted successors and assigns (collectively the “Buyer Indemnitees”) and hold them harmless against any liability, loss, suit, action, fine, settlement payment, diminution in value, deficiency, damage or expense (including, without limitation, reasonable legal expenses and costs and including interest and penalties) or cause of action (collectively, “Losses” and individually, a “Loss”) that a Buyer Indemnitee suffers as a result of, arising out of, or in connection with:
               (i) any breach of the representations and warranties of Sellers set forth in this Agreement (in each case, determined without regard to any qualifications therein referring to “material”, “materiality”, “Material Adverse Effect”, or any other qualifications of similar import or effect); or
               (ii) any breach or nonperformance by Sellers of any of the covenants or agreements set forth in this Agreement by Sellers; provided, however, no Seller shall be liable for a violation by any other Seller of the covenants set forth in Section 6.11; or
               (iii) any Transaction Expenses that were not (A) paid by the TARGET prior to Closing or reflected as a payable or other liability on the Closing Balance Sheet or the Final Closing Balance Sheet, as the case may be, or (B) paid pursuant to Section 2.1(e); or
               (iv) any of the items set forth on Schedule 9.2(a)(iv) in excess of the amounts reserved therefor on the Final Closing Balance Sheet.
          (b) Subject to the conditions set forth in this Article 9, the Buyer shall indemnify each Seller and each of its Affiliates and their respective shareholders, subsidiaries, Affiliates, officers and directors, employees and agents and his, her or its estate, heirs, personal representatives and their permitted successors and assigns (the “Sellers Indemnitees”) and hold them harmless against any Loss that such a Sellers Indemnitee suffers as a result of, arising out of, or in connection with:

               (i) any breach of the representations and warranties of the Buyer set forth in this Agreement (in each case, determined without regard to any qualifications therein referring to “material”, “materiality”, “Material Adverse Effect”, or any other qualifications of similar import or effect); or
               (ii) any breach or nonperformance by the Buyer of any of the covenants or agreements set forth this Agreement.
          (c) All indemnification payments to be made by Sellers under this Article 9 shall first be satisfied by payment from the Escrow Account until the funds contained therein are exhausted or released in accordance with the terms of the Escrow Agreement and then (subject to the limitations of Section 9.4) by Sellers (severally, but not jointly) directly for such Seller’s several liability of the related Loss; provided, however, in no event shall any Seller be liable for any Losses in excess of such Seller’s Pro Rata Share of the Final Purchase Price (the “Seller’s Purchase Price Indemnity Cap”).
     9.3 Third Party Claims.
     The obligations and liabilities of an Indemnifying Parties with respect to Losses under Section 9.2(a) or Section 9.2(b), as the case may be, resulting from the assertion of liability by third parties (each, a “Third Party Claim”) shall be subject to the following terms and conditions:
          9.3.1 The Indemnified Parties shall promptly give written notice to the Indemnifying Parties of any Third Party Claim that might give rise to any Loss by the Indemnified Parties, stating the nature and basis of such Third Party Claim, and the amount thereof to the extent known; provided, however, that no delay on the part of the Indemnified Parties in providing such notice shall relieve the Indemnifying Parties of any liabilities hereunder unless (and then solely to the extent that) any Indemnifying Party is damaged by such delay. Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including any summons, complaint or other pleading which may have been served, any written demand or any other document or instrument.
          9.3.2 From and after receipt of notice of a Third Party Claim pursuant to Section 9.3.1, any Indemnifying Party if it so elects (except that the Indemnifying Party may not so elect without the Indemnified Party’s consent unless (i) the Indemnifying Party provides reasonable evidence to the Indemnified Party of its financial ability to satisfy its indemnification obligations, and (ii) the Indemnifying Party notifies the Indemnified Party in writing that it will indemnify the Indemnified Party (in the case of the Sellers, severally, but not jointly with any other Indemnifying Party) against any Losses arising out of such third party claim (subject to the limitations set forth in Section 9.4), and (iii) the suit, action, claim, liability or obligation does not seek to impose any liability, obligation or restriction upon the Indemnified Party other than for money damages), shall assume and control the defense thereof (and shall consult with the Indemnified Party with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of expenses (subject to Sections 9.3.3 and 9.3.5). If the Indemnifying Party elects to assume and control the defense, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party and shall not be included as part of any Loss incurred by the Indemnified Party unless (X) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (Y) there exists a conflict between the interests of the Indemnified Party and the Indemnifying Party or the Indemnified Party reasonably determines that such a conflict of interest could arise, or (Z) the Indemnifying Party has failed to assume the defense and employ counsel. The Indemnifying Party shall not be liable for any settlement of any action or proceeding effected without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld). The party or parties conducting the defense of any Third Party Claim shall keep the other parties apprised of all significant developments with respect thereto and shall not enter into any settlement, compromise or consent to judgment that imposes non-monetary obligations on the Indemnified Parties with respect to such Third Party Claim without the prior consent of the other parties hereto, such consent not to be unreasonably withheld.
          9.3.3 With respect to any Third Party Claim, the Indemnifying Parties shall not be obligated under any circumstances for the expenses of more than one counsel for all of the Indemnified Parties with respect thereto.
          9.3.4 With respect to the Marsh Litigation, the parties agree that (a) the Marsh Litigation shall be deemed a Third Party Claim under this Section 9.3 to which the Sellers, severally but not jointly, shall indemnify the Buyer Indemnitees for all Losses arising out of such Third Party Claim, (b) the Sellers, as the Indemnifying Parties, have elected to assume and control the defense thereof subject to Sections 9.3.2 and 9.3.5, and (c) the Buyer Indemnities, as Indemnified Parties, have elected to employ counsel separate from counsel employed by the Sellers at the expense of the Buyer Indemnitees and to participate in the defense thereof, subject to Section 9.3.2.
          9.3.5 The Sellers Indemnitees may satisfy from the Escrow Amount up to $1,000,000 (the “Litigation Amount”) of their costs and expenses (including reasonable attorney’s fees and expenses) incurred in their defense of Third Party Claims as an Indemnifying Party hereunder, subject to their obligations to restore the Escrow Amount by amounts withdrawn from the Litigation Amount as set forth in the Escrow Agreement.
          9.3.6 The Sellers’ Committee shall be authorized on behalf of the Sellers, to the extent the Sellers are Indemnifying Parties, to provide the notice contemplated by Section 9.3.2(ii), to assume and control the defense, to authorize settlements and to take other actions necessary or appropriate in connection with Third Party Claims.
     9.4 Limitations on Indemnification.
          9.4.1 Threshold. As to any claim for indemnification pursuant to Section 9.2(a)(i), excluding Fundamental Representations, the Indemnified Parties shall not be entitled to indemnification until all Losses thereunder exceed, individually or in the aggregate, $1,000,000 (the “Indemnity Threshold”), in which case the Indemnified Parties shall be entitled to indemnification from dollar one.
          9.4.2 Cap. As to any claim for indemnification pursuant to Section 9.2(a), excluding claims made pursuant to the Fundamental Representations and Section 9.2(a)(iv), in

no event shall the Indemnifying Parties in the aggregate be liable for any Losses aggregating in excess of the Escrow Amount then held by the Escrow Agent and not previously distributed pursuant to the terms of this Agreement or the Escrow Agreement (except as expressly provided in Sections 2.2(f)(ii) and 9.3.5 with respect to amounts previously distributed by the Escrow Agent as authorized thereby) (the “Indemnity Cap”), but shall, in any event, with respect to each Seller, be subject to the Seller’s Purchase Price Indemnity Cap applicable to such Seller.
          9.4.3 In connection with any claim for indemnification pursuant to Section 9.2(a), each Seller shall only be severally liable for his, her or its Pro Rata Share of any Losses (individually or in the aggregate), and no Seller shall be responsible for aggregate Losses in excess of his, her or its Pro Rata Share of the Indemnity Cap, or in the case of the Fundamental Representations, Section 9.2(a)(iv), and/or Section 6.10, aggregate Losses and Tax Losses in excess of each of the Seller’s Indemnity Purchase Price Cap of such Seller.
          9.4.4 Mitigation. The Parties shall cooperate with each other to resolve any claim or liability with respect to which one Party is obligated to indemnify the other Party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability. Each Party shall use commercially reasonable efforts to address any claims or liabilities that may provide a basis for an indemnifiable claim such that each Party shall respond to any claims or liabilities in the same manner it would respond to such claims or liabilities in the absence of the indemnification provisions of this Agreement.
          9.4.5 Any indemnifiable claim with respect to any breach or nonperformance by either Party of a representation, warranty, covenant or agreement shall be limited to the amount of indemnifiable Losses sustained by the Indemnified Party by reason of such breach or nonperformance, net of any insurance or reinsurance proceeds actually received. If an inaccuracy in any of the representations and warranties made by any Seller or a breach of any covenants of any Seller gives rise to an adjustment in the Final Purchase Price, then such inaccuracy or breach shall not give rise to an indemnification obligation under Section 9.2. All payments made pursuant to this Article 9 shall be treated as adjustments to the Final Purchase Price. Notwithstanding anything in this Agreement to the contrary, the Buyer shall not be indemnified or reimbursed for any Loss accrued for on the Final Closing Balance Sheet or (ii) tax consequences arising from adjustments to the basis of any asset resulting from an adjustment to the Final Purchase Price or any additional taxes resulting from any such basis adjustment. If the Indemnifying Party makes any payment on any claim pursuant to Section 9.2, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such claim.
          9.4.6 Notwithstanding anything in this Agreement to the contrary, no Party shall be liable for any punitive or treble damages (unless asserted in a Third Party Claim ) relating to the breach of this Agreement.
     9.5 Remedies Exclusive. Except as otherwise provided in Section 2.2(f), Section 6.10 and Section 6.11 of this Agreement and in the case of fraud, the remedies provided for in this Article 9 shall be exclusive with respect to money damages and shall preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against the Indemnifying Party for claims based on this Agreement. In no event shall the mere breach of a representation or warranty be used as evidence of or deemed to constitute bad faith, misconduct or fraud. Each Party hereby waives any provision of Law to the extent that it would limit or restrict the agreement contained in this Section 9.5.
ARTICLE 10
MISCELLANEOUS
     10.1 Press Releases and Public Announcements. Prior to the Closing, no public release or announcement concerning the Transactions shall be issued by any Seller or the Buyer or their respective Affiliates without the prior written consent of the Buyer and the Sellers’ Committee, as the case may be (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of any United States or foreign securities exchange, in which case the Party required to make the release or announcement shall allow the other Parties reasonable time to comment on or seek a protective order with respect to such release or announcement in advance of such issuance. After the Closing Date, no press releases related to this Agreement and the transactions contemplated herein, or other announcements to the employees, customers or suppliers of the TARGET or its Subsidiaries will be issued without the approval of the Buyer (which approval, in each case, shall not be unreasonably withheld).
     10.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in Section 6.9 concerning insurance and indemnification are intended for the benefit of the individuals specified therein and their respective legal representatives and heirs.
     10.3 Agreement. This Agreement (including the Disclosure Schedule, the Exhibits hereto and the Related Document) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or amount the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.
     10.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any Party hereto (including by operation of law in connection with a merger or consolidation) without the prior written consent of (i) the Buyer, in the case of any attempted assignment by any Seller, or (ii) the Sellers’ Committee, in the case of any attempted assignment by the Buyer. Any attempted assignment in violation of this Section 10.4 shall be void; provided that, the Buyer may make the following assignments in its sole discretion, with prior written notice to but without the consent of the Sellers’ Committee (such written notice to fully identify the assignee(s)): (x) the Buyer may (at any time prior to the Closing) assign, in whole or in part, its rights and obligations pursuant to this Agreement to one or more of its Affiliates (including Affiliates which may be organized subsequent to the Effective Date) so long as such assignment would not substantially delay or be likely to cause the rejection of the requisite approvals of the Insurance Departments; (y) the Buyer may assign its rights under this Agreement for collateral security purposes to any lenders providing financing to the Buyer, the TARGET or any of their Affiliates; and (z) the Buyer may assign its rights under this Agreement, in whole or in part, to any subsequent purchaser of the TARGET or any of its divisions or any material portion of its assets (whether such sale is structured as a sale of stock, a sale of assets, a merger or otherwise); provided, however, no such assignment shall release the Buyer of any of its obligations hereunder unless the Sellers’ Committee shall otherwise consent.
     10.5 Counterparts and Determination of Effective Date. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party. Each counterpart to this Agreement signed and delivered by a Seller to the Buyer shall be deemed to be irrevocably delivered and released unto the Buyer for the period of time running from the date of such delivery to and including the Determination Date (as to each Seller, the “Determination Period”). At any time during the Determination Period, Buyer may elect to bind each such Seller to this Agreement by delivering and releasing to the Sellers’ Committee its signed counterpart to this Agreement. The date that Buyer sends such counterpart (whether electronically, through the mails, or otherwise) shall be deemed to be the date of such delivery and release, and such date of delivery and release shall be deemed to be the Effective Date of this Agreement. At such time, this Agreement shall be binding and enforceable against the Buyer and each such Seller. In the event Buyer has not delivered and released its signed counterpart of this Agreement on or prior to October 13, 2006, the Sellers’ Committee may revoke and withdraw the counterparts of this Agreement previously signed and delivered by all or any of the Sellers. Any Seller counterparts to this Agreement that are delivered subsequently to the Effective Date shall be deemed to have been delivered and released on, and shall be enforceable against such Seller as of, the Effective Date. For purposes hereof, facsimile or scanned copies hereof and facsimile or scanned signatures hereof (whether sent via email or facsimile machine) shall be authorized and deemed effective.
     10.6 Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     10.7 Notices. Except as otherwise set forth in this Agreement, all notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given upon receipt if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:
If to Sellers, Sellers’ Committee or Sellers Indemnitees:
Sellers’ Committee
c/o Kevin H. Couhig
108 3rd Street
Baton Rouge, LA 70801
(225) 612-2583 (telephone)
(225) 612-2586 (facsimile)

With a copy to:
Kantrow, Spaht, Weaver, and Blitzer
(A Professional Law Corporation)
445 North Boulevard
Suite 300 – City Plaza
Baton Rouge, Louisiana 70802
Attention: Lee C. Kantrow
(225) 383-4703 (telephone)
(225) 343-0637 (facsimile)
If to Buyer or Buyer Indemnitees:
Affirmative Insurance Holdings, Inc.
4450 Sojourn Drive, Suite 500
Addison, Texas 75001
Attention: David B. Snyder
(972) 728-6300 (telephone)
(972) 728-6491 (facsimile)
With a copy to:
McDermott Will & Emery LLP
227 West Monroe Street
Chicago, Illinois 60606
Attention: Helen R. Friedli, P.C.
(312) 984-7563 (telephone)
(312) 984-7700 (facsimile)
A Party may also send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. A Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
     10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
     10.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties (or, in the case of the Sellers, the Sellers’ Committee). No waiver by either Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.

     10.10 Severability. It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
     10.11 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word “including” shall mean including without limitation.
     10.12 Incorporation of Exhibits and Disclosure Schedule. The Exhibits and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.
     10.13 Consent to Jurisdiction. Each of the Parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court or State of Delaware court located in Wilmington, Delaware in connection with any dispute that arises out of this Agreement or any of the Transactions, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any other Related Document or any of the Transactions or thereby in any courts other than such courts unless venue would not be proper under rules applicable in such courts.
     10.14 Determination of Several Liability of Sellers. The several liability of the Sellers hereunder shall be determined on the basis of their respective Pro Rata Shares.
ARTICLE 11
SELLERS’ COMMITTEE; POWER OF ATTORNEY
     11.1 Sellers’ Committee, Etc.
          (a) Each of the Sellers irrevocably hereby creates a committee of Sellers’ Committees (the “Sellers’ Committee”), appoints Kevin H. Couhig, Michael C. Ellis and Thomas H. Turner to serve as members of the Sellers’ Committee and grants to the Sellers’ Committee the exclusive and full power and authority to act on the terms and conditions set forth in this Article 11 as the Seller’s true and lawful attorney-in-fact, agent and representative, with full power of substitution and resubstitution, for the Seller and in the Seller’s name, place and stead, in any and all capacities, to negotiate and sign all amendments to this Agreement or any other documents or instruments contemplated by this Agreement or that may otherwise be necessary or appropriate in connection with this Agreement or the Transactions, negotiate and sign any and all waivers, consents, instructions, authorizations, to deliver and convey the Seller’s Units in accordance with the terms hereof, to receive and give receipt for all consideration due the Seller pursuant to this Agreement, to receive all notices, requests and demands that may be made under and pursuant to this Agreement, take any and all other actions called for, contemplated or that may otherwise be necessary or appropriate in connection with this Agreement or any of the foregoing agreements or instruments or the Transactions including, without limitation, to take actions as are contemplated by or as may be necessary or appropriate pursuant to the Escrow Agreement and Sections 2.2(b), 2.2(d), 2.2(e), 5.1(b), 6.9(b), 6.10, 7.1, 7.2, 8.1, 9.3.6, 10.1, 10.4, and 10.9 of this Agreement, and to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the Seller might or could do in person, each Seller hereby ratifying and approving all that the Sellers’ Committee, or its substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
          (b) Should any of the Persons serving as members of the Sellers’ Committee die or be unable or unwilling to serve or appoint his, her or its successor to serve in his, her or its stead, the remaining members of the Sellers’ Committee shall appoint a successor; provided, however, if the remaining members of the Sellers’ Committee cannot agree on a successor, the lawyer hired by the Sellers’ Committee shall choose a successor.
          (c) Every decision of the Sellers’ Committee shall require, and no action shall be taken by the Sellers’ Committee or any Person on behalf of the Sellers’ Committee without, the prior written consent of a majority of the members of the Sellers’ Committee. Any one or all of the members of the Sellers’ Committee are authorized and are hereby directed, from time to time, on behalf of the Sellers’ Committee, to do all things and perform all acts necessary to implement the decisions of the Sellers’ Committee.
          (b) Each member of the Sellers’ Committee shall be compensated for his service as such on an hourly basis at the rate of $375.00 per hour and shall be entitled to reimbursement for all reasonable expenses incurred in his capacity as a member of the Sellers’ Committee. The hourly fee and expense reimbursements described in this paragraph (c) shall be paid out of the earnings in the Escrow Account to which the Sellers’ are entitled to the extent thereof. To the extent the available Escrow Account earnings are insufficient to pay such fees and expenses, the Sellers (not including any members of the Sellers’ Committee) shall pay the fees and expenses that are in excess of the available Escrow Account earnings. Each Seller (not including any member of the Sellers’ Committee) shall be responsible only for his Pro Rata Share of such excess fees and expenses. For this purpose, each Seller’s Pro Rata Share shall be calculated without taking into account the Units owned by any member of the Sellers’ Committee.
          (c) Each member of the Sellers’ Committee shall be entitled to rely, and shall be fully protected by the Sellers (not including the Buyer or any member of the Sellers’ Committee) in relying, upon (i) any statements or other information furnished to it by any Seller,

(ii) any statements, other information or advice furnished to it by any advisor or counsel, and (iii) any other evidence deemed by the Sellers’ Committee, in its sole discretion, to be reliable.
          (d) The Sellers’ Committee shall be entitled to retain counsel and other advisors (including accountants) and to incur such expenses as the Sellers’ Committee deems to be necessary or appropriate in connection with its performance of its obligations under this Agreement.
          (e) Each Seller (other than any member of the Sellers’ Committee) hereby agrees to indemnify and hold harmless each member of the Sellers’ Committee (ratably according to such Seller’s Pro Rata Share calculated without taking into account the Units owned by the members of the Sellers’ Committee) from and against any and all damages, losses, liabilities, payments, obligations, penalties, assessments, costs, disbursements or expenses, including interest, awards, judgments, settlements, fines, fees, disbursements and expenses of attorneys, accountants and other professional advisors and of expert witnesses and costs of investigation and preparation of any kind or nature whatsoever that a member of the Sellers’ Committee may suffer, sustain or become subject to by virtue of, or that arises out of, or results from, any action taken or failure to act with respect to this Agreement; provided that no Seller shall be obligated to indemnify or hold harmless a member of the Sellers’ Committee to the extent such member’s indemnification claim arises from such member’s own gross negligence or willful misconduct.
          (f) The provisions of this Section 11.1 shall survive the termination of this Agreement.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER:

AFFIRMATIVE INSURANCE HOLDINGS, INC.

By:	/s/ Kevin Callahan Name: Kevin Callahan
Title: Chief Executive Officer
Signature Page to Purchase and Sale Agreement of Units of USAgencies, L.L.C.

SELLERS:

WBL PARTNERS, L.L.C.

By:	/s/ Charles K. Slatery Name: Charles K. Slatery
Title: President
Duly Authorized Officer
Signature Page to Purchase and Sale Agreement of Units of USAgencies, L.L.C.

CSN, L.L.C.

By:	/s/ Charles K. Slatery Name: Charles K. Slatery
Title: President
Duly Authorized Officer
Signature Page to Purchase and Sale Agreement of Units of USAgencies, L.L.C.

BOLLINGER SHIPYARDS LOCKPORT, LLC

By:	/s/ Michael C. Ellis Name: Michael C. Ellis
Title: Executive Vice President/ Chief Operating Officer
Duly Authorized Officer
Signature Page to Purchase and Sale Agreement of Units of USAgencies, L.L.C.

CHRANDOM BENCH, L.L.C.

By:	/s/ Michael C. Ellis Name: Michael C. Ellis
Title: Authorized Represenative
Duly Authorized Officer
Signature Page to Purchase and Sale Agreement of Units of USAgencies, L.L.C.

LOUISIANA SEED CAPITAL FUND
LIMITED PARTNERSHIP

By:	/s/ Kevin H. Couhig Name: Kevin H. Couhig
Title: President of General Partner
Duly Authorized Officer
Signature Page to Purchase and Sale Agreement of Units of USAgencies, L.L.C.

LOUISIANA ECONOMIC DEVELOPMENT CORPORATION

By:	/s/ Kevin H. Couhig
Name: Kevin H. Couhig
Title: Agent/Attorney
Duly Authorized Officer
Signature Page to Purchase and Sale Agreement of Units of USAgencies, L.L.C.

THE LAMAR COMPANY, L.L.C.

By:	/s/ Kevin Phelliger Name: Kevin Phelliger
Title: Chief Executive Officer
Duly Authorized Officer
Signature Page to Purchase and Sale Agreement of Units of USAgencies, L.L.C.

/s/ Dr. Murry A. Decoteau Dr. Murry A. Decoteau
Signature Page to Purchase and Sale Agreement of Units of USAgencies, L.L.C.

/s/ Van A. Decoteau Van A. Decoteau
Signature Page to Purchase and Sale Agreement of Units of USAgencies, L.L.C.

/s/ Bert S. Turner Bert S. Turner
Signature Page to Purchase and Sale Agreement of Units of USAgencies, L.L.C.

/s/ Thomas H. Turner Thomas H. Turner
Signature Page to Purchase and Sale Agreement of Units of USAgencies, L.L.C.

/s/ Dr. Michael T. Perniciaro Dr. Michael T. Perniciaro
Signature Page to Purchase and Sale Agreement of Units of USAgencies, L.L.C.

/s/ Gregory W. Tramontin Gregory W. Tramontin
Signature Page to Purchase and Sale Agreement of Units of USAgencies, L.L.C.

/s/ James Holland James Holland
Signature Page to Purchase and Sale Agreement of Units of USAgencies, L.L.C.

/s/ Ridson Wood

Risdon Wood
Signature Page to Purchase and Sale Agreement of Units of USAgencies, L.L.C.

/s/ Moonyean Wood

Moonyean Wood
Signature Page to Purchase and Sale Agreement of Units of USAgencies, L.L.C.

/s/ Joseph S. Durrett

Joseph S. Durrett
Signature Page to Purchase and Sale Agreement of Units of USAgencies, L.L.C.

/s/ J. Terrell Brown

J. Terrell Brown
Signature Page to Purchase and Sale Agreement of Units of USAgencies, L.L.C.

/s/ Kevin P. Reilly, Jr.

Kevin P. Reilly, Jr.
Signature Page to Purchase and Sale Agreement of Units of USAgencies, L.L.C.

/s/ Anna R. Cullinan

Anna R. Cullinan
Signature Page to Purchase and Sale Agreement of Units of USAgencies, L.L.C.

/s/ Brenda P. Keith

Brenda P. Keith
Signature Page to Purchase and Sale Agreement of Units of USAgencies, L.L.C.

/s/ Trenton Foster Hardin

Trenton Foster Hardin
Signature Page to Purchase and Sale Agreement of Units of USAgencies, L.L.C.

/s/ Kelly Lynn Henning

Kelly Lynn Henning
Signature Page to Purchase and Sale Agreement of Units of USAgencies, L.L.C.

/s/ Sean E. Reilly Sean E. Reilly
Signature Page to Purchase and Sale Agreement of Units of USAgencies, L.L.C

/s/ Everett Stewart Everett Stewart
     Signature Page to Purchase and Sale Agreement of Units of USAgencies, L.L.C

/s/ Dr. Robert N. Earhart Dr. Robert N. Earhart, FBP
Signature Page to Purchase and Sale Agreement of Units of USAgencies, L.L.C

/s/ William Hunter Hardin William Hunter Hardin
Signature Page to Purchase and Sale Agreement of Units of USAgencies, L.L.C

/s/ Heidi Jo Crump Heidi Jo Crump
Signature Page to Purchase and Sale Agreement of Units of USAgencies, L.L.C

/s/ Kenneth F. Champagne Kenneth F. Champagne
Signature Page to Purchase and Sale Agreement of Units of USAgencies, L.L.C

/s/ Norman F. Ernst Norman F. Ernst
Signature Page to Purchase and Sale Agreement of Units of USAgencies, L.L.C

/s/ Terry Doming Terry Doming
Signature Page to Purchase and Sale Agreement of Units of USAgencies, L.L.C

/s/ Sabrina Green Sabrina Green
Signature Page to Purchase and Sale Agreement of Units of USAgencies, L.L.C

Exhibit A
List of Sellers

		Options	Pro Rata
Name of Seller	Units Owned*	to Units	Share
1. WBL Partners, L.L.C.	1,811,119		13.72499%
2. CSN, L.L.C.	343,957		2.60657%
3. Bollinger Shipyards Lockport, LLC	299,272		2.26794%
4. Chrandom Bench, L.L.C.	1,100,000		8.33600%%
5. Louisiana Seed Capital Fund Limited Partnership	736,061		5.57800%
6. Louisiana Economic Development Corporation	615,925		4.66758%
7. The Lamar Company, L.L.C.	1,255,888		9.51734%
8. Dr. Murry A. Decoteau	1,531,725		11.60769%
9. Van A. Decoteau	138,947		1.05297%
10. Bert S. Turner	1,350,597		10.23507%
11. Thomas H. Turner	450,281		3.41231%
12. Dr. Michael T. Perniciaro	1,150,000		8.71491%
13. Gregory W. Tramontin	400,000	780,778	8.94815%
14. James Holland		40,000	0.30313%
15. Risdon and Moonyean Wood	203,370		1.54117%
16. Joseph S. Durrett	248,370		1.88219%
17. J. Terrell Brown	150,707		1.14208%
18. Kevin P. Reilly, Jr.	242,626		1.83866%
19. Anna R. Cullinan	58,579		0.44392%
20. Brenda P. Keith	100,000		0.75782%
21. Trenton Foster Hardin	1,000		0.00758%
22. Kelly Lynn Henning	1,000		0.00758%
23. Sean E. Reilly	58,580		0.44393%
24. Everett Stewart	55,000		0.41680%
25. Dr. Robert N. Earhart, FBO	15,000		0.11367%
26. William Hunter Hardin	1,000		0.00758%

			Options	Pro Rata
Name of Seller	Units Owned*		to Units	Share
27. Heidi Jo Crump	1,000			0.00758%
28. Kenneth F. Champagne	35,000	**		0.26524%
29. Norman F. Ernst	7,500	**		0.05684%
30. Terry Doming	7,500	**		0.05684%
31. Sabrina Green	5,000	**		0.03789%

	12,375,003		820,778	100.000%

*	To be updated for changes between signing and closing.

**	Restricted Units not yet issued.
Knowledge Persons
Each “Seller” listed in the table above;
David Shiroda; and
Michelle Simoneaux.

Exhibit B
Certain Officers of the Buyer
Kevin Callahan
Mark Pape

Exhibit C
Payments to Sellers
See the wiring instructions as set forth in the Closing Certificate.

Exhibit D
Form of Escrow Agreement

Exhibit E
Applicable Area
Arizona Counties
Apache, Cochise, Coconino, Gila, Graham, Greenlee, La Paz, Maricopa, Mohave, Navajo, Pima, Pinal, Santa Cruz, Yavapai and Yuma
California Counties
Alameda, Alpine, Amador, Butte, Calaveras, Colusa, Contra Costa, Del Norte, El Dorado, Fresno, Glenn, Humboldt, Imperial, Inyo, Kern, Kings, Lake, Lassen, Los Angeles, Madera, Marin, Mariposa, Mendocino, Merced, Modoc, Mono, Monterey, Napa, Nevada, Orange, Placer, Plumas, Riverside, Sacramento, San Benito, San Bernardino, San Diego, San Francisco, San Joaquin, San Luis Obispo, San Mateo, Santa Barbara, Santa Clara, Santa Cruz, Shasta, Sierra, Siskiyou, Solano, Sonoma, Stanislaus, Sutter, Tehama, Trinity, Tulare, Tuolumne, Ventura, Yolo and Yuba
Florida Counties
Alachua, Baker, Bay, Bradford, Brevard, Broward, Calhoun, Charlotte, Citrus, Clay, Collier, Columbia, Desoto, Dixie, Duval, Escambia, Flagler, Franklin, Gadsden, Gilchrist, Glades, Gulf, Hamilton, Hardee, Hendry, Hernando, Highlands, Hillsborough, Holmes, Indian River, Jackson, Jefferson, Lafayette, Lake, Lee, Leon, Levy, Liberty, Madison, Manatee, Marion, Martin, Miami-Dade, Monroe, Nassau, Okaloosa, Okeechobee, Orange, Osceola, Palm Beach, Pasco, Pinellas, Polk, Putnam, Saint Johns, Saint Lucie, Santa Rosa, Sarasota, Seminole, Sumter, Suwannee, Taylor, Union, Volusia, Wakulla, Walton and Washington.
Illinois Counties
Adams, Alexander, Bond, Boone, Brown, Bureau, Calhoun, Carroll, Cass, Champaign, Christina, Clark, Clay, Clinton, Coles, Cook, Crawford, Cumberland, De Witt, DeKalb, Douglas, DuPage, Edgar, Edwards, Effingham, Fayette, Ford, Franklin, Fulton, Gallatin, Greene, Grundy, Hamilton, Hancock, Hardin, Henderson, Henry, Iroquois, Jackson, Jasper, Jefferson, Jersey, Jo Daviess, Johnson, Kane, Kankakee, Kendall, Knox, La Salle, Lake, Lawrence, Lee, Livingston, Logan, Macon, Macoupin, Madison, Marion, Marshall, Mason, Massac, McDonough, McHenry, McLean, Menard, Mercer, Monroe, Montgomery, Morgan, Moultrie, Ogle, Peoria, Perry, Piatt, Pike, Pope, Pulaski, Putnam, Randolph, Richland, Rock Island, Saint Clair, Saline, Sangamon, Schuyler, Scott, Shelby, Stark, Stephenson, Tazewell, Union, Vermilion, Wabash, Warren, Washington, Wayne, White, Whiteside, Will, Williamson, Winnebago and Woodford.
Indiana Counties
Adams, Allen, Bartholomew, Benton, Blackford, Boone, Brown, Carroll, Cass, Clark, Clay, Clinton, Crawford, Daviess, De Kalb, Dearborn, Decatur, Delaware, Dubois, Elkhart, Fayette,

Floyd, Fountain, Franklin, Fulton, Gibson, Grant, Greene, Hamilton, Hancock, Harrison, Hendricks, Henry, Howard, Huntington, Jackson, Jasper, Jay, Jefferson, Jennings, Johnson, Knox, Kosciusko, La Porte, LaGrange, Lake, Lawrence, Madison, Marion, Marshall, Martin, Miami, Monroe, Montgomery, Morgan, Newton, Noble, Ohio, Orange, Owen, Parke, Perry, Pike, Porter, Posey, Pulaski, Putnam, Randolph, Ripley, Rush, Saint Joseph, Scott, Shelby, Spencer, Starke, Steuben, Sullivan, Switzerland, Tippecanoe, Tipton, Union, Vanderburgh, Vermillion, Vigo, Wabash, Warren, Warrick, Washington, Wayne, Wells, White and Whitley.
Louisiana Parishes
Acadia, Allen, Ascension, Assumption, Avoyelles, Beauregard, Bienville, Bossier, Caddo, Calcasieu, Caldwell, Cameron, Catahoula, Claiborne, Concordia, De Soto, East Baton Rouge, East Carroll, East Feliciana, Evangeline, Franklin, Grant, Iberia, Iberville, Jackson, Jefferson, Jefferson Davis, La Salle, Lafayette, Lafourche, Lincoln, Livingston, Madison, Morehouse, Natchitoches, Orleans, Ouachita, Plaquemines, Pointe Coupee, Rapides, Red River, Richland, Sabine, Saint Bernard, Saint Charles, Saint Helena, Saint James, Saint John the Baptist, Saint Landry, Saint Martin, Saint Mary, Saint Tammany, Tangipahoa, Tensas, Terrebonne, Union, Vermilion, Vernon, Washington, Webster, West Baton Rouge, West Carroll, West Feliciana and Winn.
Michigan Counties
Alcona, Alger, Allegan, Alpena, Antrim, Arenac, Baraga, Barry, Bay, Benzie, Berrien, Branch, Calhoun, Cass, Charlevoix, Cheboygan, Chippewa, Clare, Clinton, Crawford, Delta, Dickinson, Eaton, Emmet, Genesee, Gladwin, Gogebic, Grand Traverse, Gratiot, Hillsdale, Houghton, Huron, Ingham, Ionia, Iosco, Iron, Isabella, Jackson, Kalamazoo, Kalkaska, Kent, Keweenaw, Lake, Lapeer, Leelanau, Lenawee, Livingston, Luce, Mackinac, Macomb, Manistee, Marquette, Mason, Mecosta, Menominee, Midland, Missaukee, Monroe, Montcalm, Montgomery, Muskegon, Newaygo, Oakland, Ogeana, Ogemaw, Ontonagon, Osceola, Oscoda, Ostego, Ottawa, Presque Isle, Roscommon, Saginaw, Saint Clair, Saint Joseph, Sanilac, Schoolcraft, Shiawassee, Tuscola, Van Buren, Washtenaw, Wayne and Wexford.
Missouri Counties
Adair, Andrew, Atchison, Audrain, Barry, Barton, Bates, Benton, Bollinger, Boone, Buchanan, Butler, Caldwell, Callaway, Camden, Cape Girardeau, Carroll, Carter, Cass, Cedar, Chariton, Christian, Clark, Clay, Clinton, Cole, Cooper, Crawford, Dade, Dallas, Daviess, DeKalb, Dent, Douglas, Dunklin, Franklin, Gasconade, Gentry, Greene, Grundy, Harrison, Henry, Hickory, Holt, Howard, Howell, Iron, Jackson, Jasper, Jefferson, Johnson, Knox, Laclede, Lafayette, Lawrence, Lewis, Lincoln, Linn, Livingston, Macon, Madison, Maries, Marion, McDonald, Mercer, Miller, Mississippi, Moniteau, Monroe, Montgomery, Morgan, New Madrid, Newton, Nodaway, Oregon, Osage, Ozark, Pemiscot, Perry, Pettis, Phelps, Pike, Platte, Polk, Pulaski, Putnam, Ralls, Randolph, Ray, Reynolds, Ripley, Saint Charles, Saint Clair, Saint Francois, Saint Louis, Sainte Genevieve, Saline, Schuyler, Scotland, Scott, Shannon, Shelby, Stoddard, Stone, Sullivan, Taney, Texas, Vernon, Warren, Washington, Wayne, Webster, Worth and Wright.

New Mexico Counties
Bernalillo, Catron, Chaves, Cibola, Colfax, Curry, Debaca, Dona Ana, Eddy, Grant, Guadalupe, Harding, Hidalgo, Lea, Lincoln, Los Alamos, Luna, McKinley, Mora, Otero, Quay, Rio Arriba, Roosevelt, San Juan, San Miguel, Sandoval, Santa Fe, Sierra, Socorro, Taos, Torrance, Union and Valencia
South Carolina Counties
Abbeville, Aiken, Allendale, Anderson, Bamberg, Barnwell, Beaufort, Berkeley, Calhoun, Charleston, Cherokee, Chester, Chesterfield, Clarendon, Colleton, Darlington, Dillon, Dorchester, Edgefield, Fairfield, Florence, Georgetown, Greenville, Greenwood, Hampton, Horry, Jasper, Kershaw, Lancaster, Laurens, Lee, Lexington, Marion, Marlboro, McCormick, Newberry, Oconee, Orangeburg, Pickens, Richland, Saluda, Spartanburg, Sumter, Union, Williamsburg and York.
Texas Counties
Anderson, Andrews, Angelina, Aransas, Archer, Armstrong, Atascosa, Austin, Bailey, Bandera, Bastrop, Baylor, Bee, Bell, Bexar, Blanco, Borden, Bosque, Bowie, Brazoria, Brazos, Brewster, Briscoe, Brooks, Brown, Burleson, Burnet, Caldwell, Calhoun, Callahan, Cameron, Camp, Carson, Cass, Castro, Chambers, Cherokee, Childress, Clay, Cochran, Coke, Coleman, Collin, Collingsworth, Colorado, Comal, Comanche, Concho, Cooke, Coryell, Cottle, Crane, Crockett, Crosby, Culberson, Dallam, Dallas, Dawson, DeWitt, Deaf Smith, Delta, Denton, Dickens, Dimmit, Donley, Duval, Eastland, Ector, Edwards, El Paso, Ellis, Erath, Falls, Fannin, Fayette, Fisher, Floyd, Foard, Fort Bend, Franklin, Freestone, Frio, Gaines, Galveston, Garza, Gillespie, Glasscock, Goliad, Gonzales, Gray, Grayson, Gregg, Grimes, Guadalupe, Hale, Hall, Hamilton, Hansford, Hardeman, Hardin, Harris, Harrison, Hartley, Haskell, Hays, Hemphill, Henderson, Hidalgo, Hill, Hockley, Hood, Hopkins, Houston, Howard, Hudspeth, Hunt, Hutchinson, Iron, Jack, Jackson, Jasper, Jeff Davis, Jefferson, Jim Hogg, Jim Wells, Johnson, Jones, Karnes, Kaufman, Kendall, Kenedy, Kent, Kerr, Kimble, King, Kinney, Kleberg, Knox, La Salle, Lamar, Lamb, Lampasas, Lavaca, Lee, Leon, Liberty, Limestone, Lipscomb, Live Oak, Llano, Loving, Lubbock, Lynn, Madison, Marion, Martin, Mason, Matagorda, Maverick, McCulloch, McLennan, McMullen, Medina, Menard, Midland, Milam, Mills, Mitchell, Montague, Montgomery, Moore, Morris, Motley, Nacogdoches, Navarro, Newton, Nolan, Nueces, Ochiltree, Oldham, Orange, Palo Pinto, Panola, Parker, Parmer, Pecos, Polk, Potter, Presidio, Rains, Randall, Reagan, Real, Red River, Reeves, Refugio, Roberts, Robertson, Rockwall, Runnels, Rusk, Sabine, San Augustine, San Jacinto, San Patricio, San Saba, Schleicher, Scurry, Shackelford, Shelby, Sherman, Smith, Somervell, Starr, Stephens, Sterling, Stonewall, Sutton, Swisher, Tarrant, Taylor, Terrell, Terry, Throckmorton, Titus, Tom Green, Travis, Trinity, Tyler, Upshur, Upton, Uvalde, Val Verde, Van Zandt, Victoria, Walker, Waller, Ward, Washington, Webb, Wharton, Wheeler, Wichita, Wilbarger, Willacy, Williamson, Wilson, Winkler, Wise, Wood, Yoakum, Young, Zapata and Zavala.

Utah Counties
Beaver, Box Elder, Cache, Carbon, Daggett, Davis, Duchesne, Emery, Garfield, Grand, Iron, Juab, Kane, Millard, Morgan, Piute, Rich, Salt Lake, San Juan, Sanpete, Sevier, Summit, Tooele, Uintah, Utah, Wasatch, Washington, Wayne and Weber.

Exhibit F
Lenders

Transaction Expenses Schedule
1.	Sales and Retention Bonuses in an aggregate amount of $620,000 to be paid to employees of the TARGET as follows:

•	Norman Ernst	$200,000
•	Kenneth Champagne	$200,000
•	David Shiroda	$75,000
•	Terry Doming	$80,000
•	Sabrina Green	$40,000
•	Brian Bernard	$25,000
2.	The costs of Postlethwaite & Netterville (A Professional Accounting Corporation) incurred by the TARGET to assist in the due diligence and in relation to the preparation of the Agreement.

3.	The costs of the Strategic Options Committee of the Board of Managers of the TARGET, including any fees, cost of separate counsel, fairness opinion of Cochran Caronia Waller LLC, travel, etc.

4.	The costs of the Board of Managers of the TARGET related to the approval of the Agreement.

5.	The costs of Tillinghast incurred by the TARGET to assist in the due diligence and in relation to the preparation of the Agreement.

6.	The costs of all legal counsel and regulatory counsel incurred by the TARGET to assist in the due diligence and in relation to the preparation of the Agreement and any required regulatory filings.

7.	The travel expenses of Cochran Caronia Waller LLC.